_________________________________________________________________
_________________________________________________________________



                      AMENDED AND RESTATED
                 RECEIVABLES PURCHASE AGREEMENT

                   Dated as of August 21, 1995

                              Among

                      INACOM FINANCE CORP.

                            as Seller

                               and

                          INACOM CORP.

                       as initial Servicer

                               and

                 CLIPPER RECEIVABLES CORPORATION

                          as Purchaser

                               and

             STATE STREET BOSTON CAPITAL CORPORATION

                        as Administrator

                               and

                  NORWEST BANK MINNESOTA, N.A.

                      as Relationship Bank


_________________________________________________________________

                        TABLE OF CONTENTS

                                                             Page


                            ARTICLE I
                   PURCHASES AND REINVESTMENTS

SECTION 1.01.   Commitments to Purchase; Limits on
                  Purchaser's Obligations. . . . . . . . . . .  3
SECTION 1.02.   Purchase Procedures; Assignment of
                  Purchaser's Interests. . . . . . . . . . . .  3
SECTION 1.03.   Reinvestments of Certain Collections;
                  Payment of Remaining Collections . . . . . .  3
SECTION 1.04.   Asset Interest . . . . . . . . . . . . . . . .  6

                           ARTICLE II
                       COMPUTATIONAL RULES

SECTION 2.01.   Selection of Asset Tranches. . . . . . . . . .  7
SECTION 2.02.   Computation of Purchaser's Total
                  Investment and Purchaser's Tranche
                  Investment . . . . . . . . . . . . . . . . .  8
SECTION 2.03.   Computation of Concentration Limits
                  and Unpaid Balance . . . . . . . . . . . . .  8
SECTION 2.04.   Computation of Earned Discount . . . . . . . .  8
SECTION 2.05.   Estimates of Earned Discount Rate, Fees, etc .  9

                           ARTICLE III
                           SETTLEMENTS

SECTION 3.01.   Settlement Procedures. . . . . . . . . . . . . 10
SECTION 3.02.   Deemed Collections; Reduction of
                  Purchaser's Total Investment, Etc. . . . . . 13
SECTION 3.03.   Payments and Computations, Etc.. . . . . . . . 14
SECTION 3.04.   Treatment of Collections and Deemed Collections 15

                           ARTICLE IV
                    FEES AND YIELD PROTECTION

SECTION 4.01.   Fees . . . . . . . . . . . . . . . . . . . . . 15
SECTION 4.02.   Yield Protection . . . . . . . . . . . . . . . 16
SECTION 4.03.   Funding Losses . . . . . . . . . . . . . . . . 18

                            ARTICLE V
                     CONDITIONS OF PURCHASES

SECTION 5.01.   Conditions Precedent to Effectiveness. . . . . 18
SECTION 5.02.   Conditions Precedent to All Purchases
                  and Reinvestments. . . . . . . . . . . . . . 20

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES

SECTION 6.01.   Representations and Warranties of Seller
                  Parties. . . . . . . . . . . . . . . . . . . 21

                           ARTICLE VII
               GENERAL COVENANTS OF SELLER PARTIES

SECTION 7.01.   Affirmative Covenants of Seller Parties. . . . 26
SECTION 7.02.   Reporting Requirements of Seller Parties . . . 28
SECTION 7.03.   Negative Covenants of Seller Parties . . . . . 30
SECTION 7.04.   Separate Corporate Existence of Seller . . . . 32
SECTION 7.05.   Financial Covenants. . . . . . . . . . . . . . 35

                          ARTICLE VIII
                  ADMINISTRATION AND COLLECTION

SECTION 8.01.   Designation of Servicer. . . . . . . . . . . . 36
SECTION 8.02.   Duties of Servicer . . . . . . . . . . . . . . 37
SECTION 8.03.   Rights of the Administrator. . . . . . . . . . 39
SECTION 8.04.   Responsibilities of Seller Parties . . . . . . 40
SECTION 8.05.   Further Action Evidencing Purchases
                  and Reinvestments. . . . . . . . . . . . . . 40
SECTION 8.06.   Application of Collections . . . . . . . . . . 42

                           ARTICLE IX
                        SECURITY INTEREST

SECTION 9.01.   Grant of Security Interest . . . . . . . . . . 42
SECTION 9.02.   Further Assurances . . . . . . . . . . . . . . 42
SECTION 9.03.   Remedies . . . . . . . . . . . . . . . . . . . 42

                            ARTICLE X
                       LIQUIDATION EVENTS

SECTION 10.01.  Liquidation Events . . . . . . . . . . . . . . 43
SECTION 10.02.  Remedies . . . . . . . . . . . . . . . . . . . 45

                           ARTICLE XI
              THE ADMINISTRATOR; RELATIONSHIP BANK

SECTION 11.01.  Authorization and Action . . . . . . . . . . . 46
SECTION 11.02.  Administrator's and Relationship Bank's
                  Reliance, Etc. . . . . . . . . . . . . . . . 46
SECTION 11.03.  State Street Capital and Norwest and
                  Affiliates . . . . . . . . . . . . . . . . . 47

                           ARTICLE XII

               ASSIGNMENT OF PURCHASER'S INTEREST

SECTION 12.01.  Restrictions on Assignments. . . . . . . . . . 47
SECTION 12.02.  Rights of Assignee . . . . . . . . . . . . . . 48
SECTION 12.03.  Terms and Evidence of Assignment . . . . . . . 48
SECTION 12.04.  Rights of Collateral Agent . . . . . . . . . . 48
SECTION 12.05.  Liquidity Banks. . . . . . . . . . . . . . . . 49

                          ARTICLE XIII
                         INDEMNIFICATION

SECTION 13.01.  Indemnities by Seller. . . . . . . . . . . . . 49
SECTION 13.02.  Indemnities by Servicer. . . . . . . . . . . . 52

                           ARTICLE XIV
                          MISCELLANEOUS

SECTION 14.01.  Amendments, Etc. . . . . . . . . . . . . . . . 52
SECTION 14.02.  Notices, Etc.. . . . . . . . . . . . . . . . . 53
SECTION 14.03.  No Waiver; Remedies. . . . . . . . . . . . . . 53
SECTION 14.04.  Binding Effect; Survival . . . . . . . . . . . 53
SECTION 14.05.  Costs, Expenses and Taxes. . . . . . . . . . . 54
SECTION 14.06.  No Proceedings . . . . . . . . . . . . . . . . 55
SECTION 14.07.  Confidentiality of Seller Information. . . . . 55
SECTION 14.08.  Confidentiality of Program Information . . . . 57
SECTION 14.09.  Captions and Cross References. . . . . . . . . 59
SECTION 14.10.  Integration. . . . . . . . . . . . . . . . . . 60
SECTION 14.11.  Governing Law. . . . . . . . . . . . . . . . . 60
SECTION 14.12.  Waiver Of Jury Trial . . . . . . . . . . . . . 60
SECTION 14.13.  Consent To Jurisdiction; Waiver Of Immunities. 60
SECTION 14.14.  Execution in Counterparts. . . . . . . . . . . 61
SECTION 14.15.  No Recourse Against Other Parties. . . . . . . 61

                           APPENDICES

APPENDIX A     Definitions



                            SCHEDULES

SCHEDULE 6.01(i)    Description of Material Adverse Changes

SCHEDULE 6.01(j)    Description of Litigation

SCHEDULE 6.01(n)    List of Offices of Servicer and Seller where
                    Records Are Kept

SCHEDULE 6.01(o)    List of Lock-Box Banks

SCHEDULE 6.01(p)-1  Forms of Contracts

SCHEDULE 6.01(p)-2  Description of Credit and Collection Policy


                            EXHIBITS

EXHIBIT 1.02(a)     Form of Notice of Purchase

EXHIBIT 3.01(a)-1   Form of Receivables Report

EXHIBIT 3.01(a)-2   Form of Settlement Report

EXHIBIT 5.01(f)     Form of Lock-Box Agreement

EXHIBIT 5.01(f)-2   Form of Lock-Box Notice

EXHIBIT 5.01(g)     Form of Opinion of Special Counsel for Seller
                    Parties

                        AMENDED AND RESTATED
                 RECEIVABLES PURCHASE AGREEMENT

                   Dated as of August 21, 1995


     THIS IS AN AMENDED AND RESTATED RECEIVABLES PURCHASE
AGREEMENT, among:

     (1) INACOM FINANCE CORP., a Delaware corporation (together with its successors and permitted assigns, "Seller"),

     (2) INACOM CORP., a Delaware corporation (together with its successors, "Inacom"), as initial servicer hereunder (in such capacity, together with any successor servicer appointed pursuant to Section 8.01, "Servicer"; Inacom, in its capacity as Servicer, together with Seller, each a "Seller Party" and collectively the "Seller Parties"),

     (3)  CLIPPER RECEIVABLES CORPORATION, a Delaware corporation
(together with its successors and assigns, "Purchaser"),

     (4)  STATE STREET BOSTON CAPITAL CORPORATION, a
Massachusetts corporation ("State Street Capital"), as administrator for Purchaser under the Program Administration
Agreement (in such capacity, together with any successors thereto in such capacity, the "Administrator"), and

     (5) NORWEST BANK MINNESOTA, N.A., a national banking association ("Norwest"), as a referral agent for Purchaser under the Relationship Bank Agreement (in such capacity, together with any successors thereto in such capacity, the "Relationship Bank").

Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.


                           Background

     1. Seller, Inacom, Norwest and IBM Credit Corporation ("IBM"), as purchasers, and Norwest, as agent, entered into a Receivables Purchase Agreement, dated as of June 28, 1995 (the "Original Purchase Agreement"). Norwest and IBM are assigning all of their rights and obligations under the Original Purchase Agreement to Purchaser pursuant to an Assignment and Acceptance, dated as of August 21, 1995 (the "Assignment Agreement"). In connection with such assignment, the parties hereto desire to amend and restate the Original Purchase Agreement in its entirety.

     2.   Seller is a wholly-owned direct subsidiary of Inacom.

     3. Inacom and certain of its Subsidiaries are engaged in the business of assembling and selling various types of computers and other information technology products and services.

     4. The Originators and Seller have entered into the Sale Agreement pursuant to which the Originators, have transferred and hereafter will transfer, to Seller all of their right, title and interest in and to the Pool Receivables and certain related property.

     5. Seller has requested Purchaser, and Purchaser agreed, subject to the terms and conditions contained in this Agreement, to purchase from Seller from time to time an undivided percentage interest, referred to herein as the Asset Interest, in Pool Receivables and related property.

     6. Seller and Purchaser also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.

     7. State Street Capital has been requested, and is willing, to act as the Administrator under this Agreement.

     8. Norwest has been requested, and is willing, to act as the Relationship Bank under this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby amend and restate the Original Purchase Agreement as follows:


                            ARTICLE I

                   PURCHASES AND REINVESTMENTS

     SECTION 1.01. Commitments to Purchase; Limits on Purchaser's Obligations. Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article V), from time to time prior to the Termination Date, Seller may request that Purchaser purchase from Seller ownership interests in Pool Receivables and Related Assets, and Purchaser shall make such purchase (each being a "Purchase"); provided that no Purchase shall be made by Purchaser if, after giving effect thereto, either (a) the then Purchaser's Total Investment would exceed the lesser of (1) $100,000,000 and (2) 85% times the Net Pool Balance, (the "Purchase Limit"), or (b) the Asset Interest, expressed as a percentage of Net Pool Balance, would exceed 100% (the "Allocation Limit"); and provided, further that each Purchase made pursuant to this Section 1.01 shall have a purchase price equal to at least $1,000,000 and shall be an integral multiple of $100,000.

     SECTION 1.02.  Purchase Procedures; Assignment of
Purchaser's Interests.

     (a) Notice of Purchase. Each Purchase from Seller by Purchaser shall be made on notice from Seller to the Administrator and the Relationship Bank received by the Administrator and the Relationship Bank not later than 11:00 a.m. (New York City time) on the Business Day next preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall be substantially in the form of Exhibit 1.02(a) and shall specify the desired amount and date of such Purchase.

     (b) Funding of Purchase. On the date of each Purchase, Purchaser shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Administrator at the Administrator's Office the amount of its Purchase in same day funds, and after receipt by the Administrator of such funds, the Administrator will make such funds immediately available by wire transfer to an account designated in writing by Seller.

     (c) Assignment of Asset Interests. Seller hereby sells, assigns and transfers to Purchaser, effective on and as of the date of each Purchase by the Purchaser hereunder, the Asset
Interest in the Pool Receivables and Related Assets.

     SECTION 1.03. Reinvestments of Certain Collections; Payment of Remaining Collections. (a) On the close of business on each day during the period from the date of the first Purchase to the Termination Date, Servicer will, out of all Collections received on such day from Pool Receivables and Related Assets:

          (i) determine the portion of the Collections attributable to the Asset Interest by multiplying (A) the amount of such Collections times (B) the lesser of (x) the Asset Interest and (y) 100%;

          (ii) out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i), set aside and hold in trust for Purchaser (but, unless otherwise requested by the Administrator or the Relationship Bank, shall not be required to segregate) an amount equal to the sum of the estimated amount of Earned Discount accrued in respect of each Asset Tranche (based on rate information provided by the Administrator pursuant to Section 2.05), all other amounts due to Purchaser, the Administrator, or the Relationship Bank hereunder and the Servicer's Fee (in each case, accrued through such day) and not so previously set aside;

          (iii) apply the Collections allocated to the Asset Interest pursuant to clause (i) and not required to be set aside pursuant to clause (ii) to the purchase from Seller of ownership interests in Pool Receivables and Related Assets (each such purchase being a "Reinvestment"); provided that:

               (A) if (I) the then Asset Interest would exceed the Allocation Limit or (II) the then Purchaser's Total Investment would exceed the Purchase Limit, then Servicer shall not reinvest, but shall set aside and hold for the benefit of Purchaser, a portion of such Collections which, together with other Collections previously set aside and then so held, shall equal the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Asset Interest to the Allocation Limit; and

               (B)  if any of the conditions precedent to
          Reinvestment in clause (a), (b) and (d) of Section 5.02 are not satisfied, then Servicer shall not reinvest any of such remaining Collections, but shall set them aside and hold them in trust for the benefit of Purchaser; and

          (iv) pay to Seller (A) the portion of Collections not allocated to the Asset Interest pursuant to clause (i) and
     (B) the Collections applied to Reinvestment pursuant to clause (iii).

     (b) Unreinvested Collections. Servicer shall set aside and hold in trust for the benefit of Purchaser all Collections which, pursuant to clause (iii) of Section 1.03(a), may not be reinvested in the Pool Receivables and Related Assets, provided that unless otherwise requested by the Administrator or the Relationship Bank, such Collections need not be held in a segregated account. If the Administrator or the Relationship Bank shall so request in writing, then, within five (5) (or three
(3), if a Liquidation Event or Back-up Servicer Event has occurred and is continuing) Business Days after receipt of each request, Servicer shall apply such funds to reduce the Purchaser's Total Investment in accordance with
Section 1.03(c)(iii). If, prior to the date when such Collections are required to be paid to the Administrator for the benefit of Purchaser pursuant to Section 1.03(c)(iii), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Asset Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in clauses (a),
(b) and (d) of Section 5.02 are satisfied, then the Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

     (c)  Payment of Amounts Set Aside.

          (i) Servicer shall pay all amounts set aside pursuant to Section 1.03(a)(ii) in respect of Earned Discount on an Asset Tranche funded by a Liquidity Funding or a Credit Draw to the Administrator on the last day of the then current Yield Period for such Asset Tranche.

          (ii) Servicer shall pay all amounts of Collections set aside pursuant to Section 1.03(a)(ii) and not applied pursuant to clause (i) next above to the Administrator on the Settlement Date for each Settlement Period, as provided in Section 3.01, or on such earlier date or dates as the Administrator shall require on at least one Business Day's written notice to Servicer.

          (iii) Servicer shall pay all amounts set aside pursuant to Section 1.03(b) to the Administrator for the account of Purchaser (A) on the last day of the then current Yield Period for any Asset Tranche funded by a Liquidity Funding or a Credit Draw, in an amount not exceeding the Purchaser's Tranche Investment of such Asset Tranche, and
     (B) on the Settlement Date for each Settlement Period, as provided in Section 3.01, in an amount not exceeding the Purchaser's Tranche Investment of the Asset Tranche funded by Commercial Paper Notes, or, in the case of either clause
     (A) or clause (B) above, on such earlier date or dates as the Administrator shall require on at least one Business Day's prior written notice to Servicer; provided, however,

               (1)  no such payment shall be made under
          clause (B) above with respect to an Asset Tranche funded by a Credit Draw unless the Purchaser's Tranche Investments of all Asset Tranches, if any, funded by Commercial Paper Notes or Liquidity Fundings shall have been reduced to zero; and

               (2) no payment shall be made under clause (B) above unless the Purchaser's Tranche Investments of all Asset Tranches, if any, funded by Liquidity Fundings shall have been reduced to zero.

     (d) Funds Under Sale Agreement. Upon the written request of the Administrator or the Relationship Bank given at any time when (A) based on the most recent Information Package, the Asset Interest would exceed the Allocation Limit or the Purchaser's Total Investment would exceed the Purchase Limit, or (B) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, Seller shall set aside all funds that under the Sale Agreement would be applied to repay principal of any Initial Purchaser Note (as defined in the Sale Agreement) owing to any Originator and/or to make loans to any Originator evidenced by an Originator Note (as defined in the Sale Agreement). Seller may make withdrawals of such funds only for the purposes of (i) at any time, purchasing Receivables from the Originators in accordance with the Sale Agreement; (ii) on the Settlement Date for any Settlement Period, making payments in accordance with the last sentence of Section 3.01(c)(ii), and
(iii) on the Settlement Date for any Settlement Period, if, on the basis of the most recent Information Package, and after giving effect to any payment made to Servicer on such date pursuant to the last sentence of Section 3.01(c)(ii), the Purchaser's Total Investment does not exceed the Purchase Limit and the Asset Interest does not exceed the Allocation Limit, and provided that no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, (x) repaying principal of the Initial Purchaser Notes and/or (y) making loans to the Originators evidenced by the Originator Notes, in each case in accordance with this Agreement and the Sale Agreement.

     SECTION 1.04.  Asset Interest.  (a)  Components of Asset
Interest.  On any date the Asset Interest will represent
Purchaser's undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

     (b)  Computation of Asset Interest.  On any date, the Asset
Interest will be equal to a percentage, expressed as the following fraction:

                    PTI + ACR + LCR + LR + DR
                               NPB
where:

     PTI  = the then Purchaser's Total Investment;

     ACR  = the then Accrued Cost Reserve;

     LCR  = the then Liquidation Cost Reserve;

     LR   = the then Loss Reserve;

     DR   = the then Dilution Reserve; and

     NPB  = the then Net Pool Balance;

provided, however, that the Asset Interest during the Liquidation
Period shall equal 100%.

     (c) Frequency of Computation. The Asset Interest shall be computed (i) as provided in Section 3.01, as of the Cut-Off Date for each Settlement Period, and (ii) on the Settlement Date following such Reporting Date, after giving effect to the payments made pursuant to Section 3.01. In addition, at any time, the Administrator or the Relationship Bank may require Servicer to provide a Receivables Report or a Settlement Report, based on the information then available to Servicer, for purposes of computing the Asset Interest or the Purchase Limit as of any other date, and Servicer agrees to do so within five (5) (or three (3), if a Liquidation Event or Back-up Servicer Event has occurred and is continuing) Business Days of its receipt of the Administrator's or the Relationship Bank's request.


                           ARTICLE II

                       COMPUTATIONAL RULES

     SECTION 2.01. Selection of Asset Tranches. The Administrator shall, from time to time for purposes of computing Earned Discount, divide the Asset Interest into Asset Tranches, and the applicable Earned Discount Rate may be different for each Asset Tranche. Purchaser's Total Investment shall be allocated to each Asset Tranche by the Administrator to reflect the funding sources for the Asset Interest, so that:

          (a) there will be an Asset Tranche equal to the excess of Purchaser's Total Investment over the aggregate amounts allocated at such time pursuant to clauses (b) and (c) below, which Asset Tranche shall reflect the portion of the Asset Interest funded by Commercial Paper Notes;

          (b) there will be one or more Asset Tranches, selected by the Administrator, reflecting the portion of the Asset Interest funded by outstanding Liquidity
     Fundings; and

          (c) there will be one or more Asset Tranches, selected by the Administrator, reflecting the portion of the Asset Interest funded by Credit Draws.

     SECTION 2.02. Computation of Purchaser's Total Investment and Purchaser's Tranche Investment. In making any determination of Purchaser's Total Investment and any Purchaser's Tranche
Investment, the following rules shall apply:

          (a) Purchaser's Total Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered to the Administrator pursuant hereto;

          (b) Purchaser's Total Investment shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason; and

          (c)  if there is any reduction in Purchaser's Total
     Investment, there shall be a corresponding reduction in a Purchaser's Tranche Investment with respect to one or more
     Asset Tranches selected by the Administrator in its reasonable discretion.

     SECTION 2.03. Computation of Concentration Limits and Unpaid Balance. The Obligor Concentration Limits and the aggregate Unpaid Balance of Pool Receivables of any Obligor and its Affiliated Obligors (if any) shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.

     SECTION 2.04. Computation of Earned Discount. In making any determination of Earned Discount, the following rules shall apply:

          (a) the Administrator shall determine the Earned Discount accruing with respect to each Asset Tranche, and each Settlement Period therefor (or, in the case of the Asset Tranche funded by Liquidity Fundings or Credit Draws, each Yield Period), in accordance with the definition of Earned Discount;

          (b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

          (c) Earned Discount for any Asset Tranche shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

It is the intent of Purchaser to fund the Asset Interest by the issuance of Commercial Paper Notes. If Purchaser is unable to issue Commercial Paper Notes to fund the Asset Interest, or is unable to repay such Commercial Paper Notes upon the maturity thereof, Purchaser will first, draw on Liquidity Fundings to fund the Asset Interest to the extent available, and second, make Credit Draws, to fund the Asset Interest.

     SECTION 2.05. Estimates of Earned Discount Rate, Fees, etc. For purposes of determining the amounts required to be set aside by Servicer pursuant to Section 1.03, the Administrator shall notify Servicer from time to time of the Purchaser's Tranche Investment of each Asset Tranche, the Earned Discount Rate applicable to each Asset Tranche and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the Earned Discount Rate for any Asset Tranche may change from one applicable Yield Period or Settlement Period to the next, and the Alternate Base Rate or CP Rate used to calculate the Earned Discount Rate may change from time to time during an applicable Yield Period or Settlement Period, (ii) certain rate information provided by the Administrator to Servicer shall be based upon the Administrator's good faith estimate, (iii) the amount of Earned Discount actually accrued with respect to an Asset Tranche during any Settlement Period (or, in the case of the Asset Tranche funded by Liquidity Fundings or Credit Draws, any Yield Period) may exceed, or be less than, the amount set aside with respect thereto by Servicer, and (iv) the amount of fees or other payables accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Servicer. Failure to set aside any amount so accrued shall not relieve Servicer of its obligation to remit Collections to the Administrator with respect to such accrued amount, as and to the extent provided in Section 3.01.


                           ARTICLE III

                           SETTLEMENTS

     SECTION 3.01.  Settlement Procedures.

     The parties hereto will take the following actions with respect to each Settlement Period:

          (a) Information Package. On the Reporting Date for each Fiscal Month, Servicer shall deliver to the Relationship Bank and the Administrator a report in the form of Exhibit 3.01(a)-1 (each a "Receivables Report"); on the eighth Business Day following each Cut-Off Date, Servicer shall deliver to the Relationship Bank and the Administrator a diskette containing the information described in Exhibit 3.01(a)-2 and a report in the form of Exhibit 3.01(a)-2 (each, a "Settlement Report").

          (b) Earned Discount; Other Amounts Due. On or before 10:00 a.m., Boston, Massachusetts time, on the Business Day before each Reporting Date, the Administrator shall notify Servicer of (i) the amount of Earned Discount accrued during the prior calendar month, and (ii) all fees and other amounts accrued and payable by Seller under this Agreement (other than amounts described in clause (c) below).
     Servicer shall pay to the Administrator the amount of such Earned Discount, fees and other amounts (to the extent of Collections attributable to the Asset Interest during such Settlement Period and not previously paid to the Administrator or reinvested pursuant to Section 1.03) on the Settlement Date for such month. Such payment shall be made
     (A) out of amounts set aside pursuant to Section 1.03 for such payment, (B) in the case of amounts other than Earned Discount, to the extent that amounts were not set aside pursuant to Section 1.03 for such payment, out of funds paid by Servicer to Seller (which amounts Seller hereby agrees to pay to Servicer), and (C) in the case of Earned Discount, to the extent that funds were not set aside pursuant to Section
     1.03 for such payment (because the actual Earned Discount for such month was greater than the estimated Earned Discount used in calculating the Asset Interest during such month), out of funds paid by Servicer to Seller (which amounts Seller hereby agrees to pay to Servicer), up to the aggregate amount of Collections applied to Reinvestment under Section 1.03(a) or (b) during such month.

          (c)  Asset Interest Computations.

          (i) On the Reporting Date for each Settlement Period, the Servicer shall compute, as of the related Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the next preceding Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, and (D) the excess (if any) of the Purchaser's Total Investment over the Purchase Limit. Such calculation shall be based upon the assumptions that (x) the information in the Information Package is correct, and (y) Collections set aside pursuant to Section 1.03(b) will be paid to the Administrator on the Settlement Date for such Settlement Period.

          (ii) If, according to the computations made pursuant to clause (i) above, the Asset Interest exceeds the Allocation Limit or the Purchaser's Total Investment exceeds the Purchase Limit, then on the Settlement Date for such Settlement Period, Servicer shall pay to the Administrator (to the extent of Collections during the related Settlement Period attributable to all Asset Tranches and not previously paid to the Administrator) the amount necessary to reduce the Purchaser's Total Investment to the Purchase Limit and the Asset Interest to the Allocation Limit, subject, however, to the proviso to Section 1.03(c)(iii). Such payment shall be made out of amounts set aside pursuant to
     Section 1.03 for such purpose and, to the extent such amounts were not so set aside, the Seller hereby agrees to pay such amounts to the Servicer to the extent of Collections applied to Reinvestment under Section 1.03 during the relevant Settlement Period.

          (iii)  In addition to the payments described in clause
     (ii) above, during the Liquidation Period, Servicer shall pay to the Administrator all amounts set aside pursuant to
     Section 1.03 (A) on the last day of the current Yield Period for any Asset Tranche funded by a Liquidity Funding, in an amount not exceeding the Purchaser's Tranche Investment of such Asset Tranche, (B) after reduction to zero of the Purchaser's Tranche Investments of the Asset Tranches, if any, funded by Liquidity Fundings, on the Settlement Date for each Settlement Period, in an amount not exceeding the Purchaser's Tranche Investment of the Asset Tranche funded by Commercial Paper Notes, and (C) after reduction to zero of the Purchaser's Tranche Investment of all Asset Tranches funded by Liquidity Fundings or Commercial Paper Notes, on the last day of the current Yield Period for any Asset Tranche funded by Credit Draws, in an amount not exceeding the remaining Purchaser's Total Investment.

          (d) Order of Application. Upon receipt by the Administrator of funds distributed pursuant to this Section
     3.01 on the Settlement Date with respect to any Settlement Period, the Administrator shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

               (i)  to Earned Discount accrued during such
          Settlement Period, plus any previously accrued Earned
          Discount not paid on a prior Settlement Date;

               (ii)  to accrued and unpaid Servicer's Fee (if
          Servicer is not Seller or its Affiliate);

               (iii) to the Program Fee, the Liquidity Fee and the Administrative Fee accrued during such Settlement Period, plus any previously accrued Program Fee, the Liquidity Fee and the Administrative Fee not paid on a prior Settlement Date;

               (iv)  to the reduction of Purchaser's Total
          Investment, to the extent such reduction is required under Section 3.01(c);

               (v) to other accrued and unpaid amounts owing to Purchaser, the Administrator or the Relationship Bank hereunder (except Earned Discount on any Asset Tranche funded by a Liquidity Funding which has accrued but is not yet overdue under Section 1.03(c)); and

               (vi)  to accrued and unpaid Servicer's Fee (if
          Servicer is Seller or its Affiliate).

          (e) Non-Distribution of Servicer's Fee. If the Administrator consents (which consent may be revoked at any time after the occurrence and during the continuance of a Liquidation Event or Back-up Servicer Event), the amounts (if any) set aside pursuant to Section 1.03 in respect of Servicer's Fee may be retained by Servicer, in which case no distribution shall be made in respect of Servicer's Fee pursuant to clause (d) above.

          (f)  Delayed Payment.  If on any day described in this
     Section 3.01 (or in Section 1.03(c) in respect of accrued Earned Discount on Asset Tranches funded by Liquidity Fundings or Credit Draws), because Collections during the relevant Settlement Period or Yield Period were less than the aggregate amounts payable, Servicer shall not make any payment otherwise required, the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

     SECTION 3.02.  Deemed Collections; Reduction of Purchaser's
Total Investment, Etc.

     (a)  Deemed Collections.  If on any day

          (i)  the Unpaid Balance of any Pool Receivable is

               (A)  reduced as a result of any defective,
          rejected or returned merchandise or services, any cash discount, or any other adjustment by any Seller Party or any Affiliate of any thereof,

               (B) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

               (C) reduced on account of the obligation of any Seller Party or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

               (D) less than the amount included in calculating the Net Pool Balance for purposes of any Information
          Package (for any reason other than such Receivable becoming a Defaulted Receivable), or

          (ii) any of the representations or warranties of Seller set forth in Section 6.01(l) or (p) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of Seller set forth in
     Section 6.01(l) are no longer true with respect to any Pool Receivable, or any Pool Receivable is repurchased by an Originator pursuant to the Sale Agreement,

then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable

               (I)  in the case of clause (i) above, in the
          amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

               (II) in the case of clause (ii) above, in the amount of the Unpaid Balance of such Pool Receivable.

Collections deemed received by Seller under this Section 3.02(a) are herein referred to as "Deemed Collections".

     (b)  Seller's Optional Reduction of Purchaser's Total
Investment. Seller may at any time elect to reduce the Purchaser's Total Investment as follows:

          (i)  Seller shall give the Administrator at least five
     (5) Business Days' prior written notice of such reduction (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

          (ii) on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Collections pursuant to Section 1.03 until the amount thereof not so reinvested shall equal the desired amount of reduction, and

          (iii) Servicer shall hold such Collections in trust for Purchaser, pending payment to the Administrator, as provided in Section 1.03;

provided that:

               (A) the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and

               (B)  Seller shall use reasonable efforts to
          attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.

     SECTION 3.03.  Payments and Computations, Etc.

     (a) Payments. All amounts to be paid or deposited by Seller or Servicer to the Administrator or any other Person hereunder (other than amounts payable under Section 4.02) shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds
(i) in the case of amounts to be paid or deposited in respect of accrued and unpaid Earned Discount or in reduction of Purchaser's Total Investment, to the Collateral Agent at The First National Bank of Chicago, Chicago, Illinois (clearing account no. 4811-5377, "Clipper Receivables Corporation", attention:
Suzanne Mauer), ABA # 071000013, and (ii) in the case of all fees, expenses and other amounts (other than amounts payable under Section 4.02), to the Administrator in care of State Street Bank and Trust Company, Boston, Massachusetts (account no. 13585872, attention: Jeffrey R. Noordhoek (Ext. 4940), Route Code 5, Function 5), ABA #011000028, or, in the case of clause
(i) or (ii) above, to such other account at the bank named therein or at such other bank as the Collateral Agent or the Administrator, as applicable, may designate by written notice to the Person making such payment.

     (b) Late Payments. Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to Purchaser interest on all amounts not paid or deposited when due hereunder at 1% per annum above the Alternate Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

     (c) Method of Computation. All computations of interest, Earned Discount, Liquidation Discount, any fees payable under
Section 4.01 and any other fees payable by Seller to Purchaser, the Administrator or the Relationship Bank hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

     SECTION 3.04. Treatment of Collections and Deemed Collections. Seller shall forthwith deliver to Servicer all Deemed Collections, and Servicer shall hold or distribute such Deemed Collections as Earned Discount, accrued Servicer's Fee, repayment of Purchaser's Total Investment, and to other accrued amounts owing hereunder to the same extent as if such Deemed Collections had actually been received on the date of such delivery to Servicer. If Collections are then being paid to the Administrator or its designee, or lock boxes or accounts directly or indirectly owned or controlled by the Administrator, Servicer shall forthwith cause such Deemed Collections to be paid to the Administrator or its designee or to such lock boxes or accounts, as applicable, or as the Administrator shall request. So long as Seller shall hold any Collections (including Deemed Collections) required to be paid to Servicer, the Administrator or Collateral Agent, it shall hold such Collections in trust and shall clearly mark its records to reflect such trust; provided that unless the Administrator or the Relationship Bank shall have requested it in writing to do so, Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.


                           ARTICLE IV

                    FEES AND YIELD PROTECTION

     SECTION 4.01. Fees. Seller shall pay to Purchaser and the Relationship Bank certain fees from time to time in amounts and payable on such dates as are set forth in a separate letter dated June 28, 1995, as amended and restated pursuant to the letter dated on or about the date hereof (as further amended from time to time, the "Fee Letter") among Seller, Purchaser, the Relationship Bank and the Administrator.

     SECTION 4.02.  Yield Protection.

     (a) If (i) Regulation D or (ii) any Regulatory Change occurring after the date of the Original Purchase Agreement

          (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Asset Interest owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Purchaser's Total Investments or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the Asset Interest owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for changes in the rate of tax on or determined by reference to the overall net income of such Affected Party imposed by the United States of America, by the jurisdiction in which such Affected Party's principal executive office is located and, if such Affected Party's principal executive office is not in the United States of America, by the jurisdiction where such Affected Party's principal office in the United States is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

          (C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

          (D) shall impose any other condition affecting any Asset Interest owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

          (E) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

          (x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under the Liquidity Agreement, or any Credit Draw, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrator for continuing its or Seller's relationship with Purchaser,

          (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or under the Liquidity Agreement or the Credit Agreement with respect thereto, or

          (z) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a certificate setting forth the basis of such demand and a calculation of the amounts claimed by the Affected Party), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

     (b) Each Affected Party will promptly notify Seller and the Administrator of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

     (c) In determining any amount provided for or referred to in this Section 4.02, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its reasonable discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.02 shall submit to Seller a certificate as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Seller.

     (d) If at any time, the Seller is required to pay any material amount to an Affected Party pursuant to this Section 4.02, then upon request by Seller, such Affected Party shall make all reasonable efforts to transfer (pursuant to documentation reasonably satisfactory to the Administrator and the Relationship
Bank) its rights and obligations under this Agreement and the other Transaction Documents to another branch or office of such Affected Party satisfactory to the Administrator and the Relationship Bank, and to take such other steps as may be available, so that the payment under this Section 4.02 would no longer by required or the amount of such payment would be reduced; provided, however, no Affected Party shall be required under this paragraph (d) to take any action which (A) would be inconsistent with applicable law or regulations or with such Affected Party's internal policies or (b) in the judgment of such Affected Party, would be materially disadvantageous to such Affected Party.

     SECTION 4.03. Funding Losses. In the event that any Liquidity Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Bank to make any Liquidity Funding or maintain any Liquidity Funding) as a result of (i) any settlement with respect to Purchaser's Tranche Investment of any Asset Tranche funded by a Liquidity Funding being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, or (ii) any Purchase not being made in accordance with a request therefor under Section 1.02, then, upon written notice from the Administrator to Seller and Servicer, Seller shall pay to Servicer, and Servicer shall pay to the Administrator for the Account of such Liquidity Bank, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller and Servicer.


                            ARTICLE V

                     CONDITIONS OF PURCHASES

     SECTION 5.01. Conditions Precedent to Effectiveness. The effectiveness of this Amended and Restated Receivables Purchase Agreement is subject to the condition precedent that the Administrator shall have received, on or before the date of such effectiveness, the following each (unless otherwise indicated) dated such date in the form and substance reasonably satisfactory to the Administrator:

          (a) The Assignment Agreement, duly executed by the parties thereto;

          (b) A certificate of the Secretary or Assistant Secretary of each Seller Party certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Administrator and Purchaser may conclusively rely until such time as the Administrator shall receive from such Seller Party a revised certificate meeting the requirements of this subsection (b));

          (c) The Articles or Certificate of Incorporation of each Seller Party, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to Administrator, in each case together with a copy of the by-laws of such Seller Party, duly certified by the Secretary or an Assistant Secretary of such Seller Party;

          (d) Copies of good standing certificates for each Seller Party, issued by the Secretaries of State of the state of incorporation of such Seller Party and the state where such Seller Party's principal place of business is located;

          (e) Acknowledgment copies (or other evidence of filing reasonably acceptable to the Administrator) of assignments of, and amendments to the financing statements (Form UCC-1) filed in connection with the Original Purchase Agreement;

          (f) Duly executed copies of Lock-Box Notices to each Lock-Box Bank;

          (g)  Favorable opinions of McGrath, North, Mullin &
     Kratz, P.C., special counsel to the Originators and the Seller Parties, in substantially the form of Exhibit
     5.01(g);

          (h) A favorable opinion of Mayer, Brown & Platt, special counsel to Purchaser, as to

               (i)  the existence of a "true sale" of the
          Receivables from the Originators to Seller under the Sale Agreement; and

               (ii)  the inapplicability of the doctrine of
          substantive consolidation to Seller and the other
          Seller Parties in connection with any bankruptcy proceeding involving any Seller Party;

          (i) A pro forma Information Package, prepared as of the Cut-Off Date of July 29, 1995;

          (j) A report in form and substance satisfactory to the Administrator from the Relationship Bank as to a pre-closing due diligence audit by the Relationship Bank;

          (k) Letter executed by IBM Credit Corporation waiving certain set-off claims;

          (l) The Liquidity Agreement, in form and substance satisfactory to the Administrator, duly executed by Purchaser, the Liquidity Agent and each Liquidity Bank;

          (m) Written approval by the Credit Bank of this Agreement and the transactions contemplated hereby;

          (n) Letters from the rating agencies then rating the Commercial Paper Notes, confirming in effect that the existing ratings of the Commercial Paper Notes will remain in effect after giving effect to the transactions contemplated hereby;

          (o)  The Amended and Restated Purchase and Sale
     Agreement duly executed by the parties thereto; and

          (p) Such other agreements, instruments, certificates, opinions and other documents as the Administrator or the Relationship Bank may reasonably request.

     SECTION 5.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase and each Reinvestment shall be subject to the further conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, and each other Seller Party, upon such acceptance or receipt by Seller, shall be deemed to have certified that):

          (a)  the representations and warranties contained in
     Section 6.01 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

          (b) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

          (c) after giving effect to each proposed Purchase or Reinvestment, Purchaser's Total Investment will not exceed the Purchase Limit and the Asset Interest will not exceed the Allocation Limit,

          (d)  the Termination Date shall not have occurred, and

          (e) in the case of a Purchase, the Administrator shall have timely received an appropriate notice of the proposed
     Purchase in accordance with Section 1.02(a);

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase on any day which does not cause the Purchaser's Total Investment, after giving effect to such Reinvestment or Purchase, to exceed the Purchaser's Total Investment as of the opening of business on such day.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

     SECTION 6.01.  Representations and Warranties of Seller
Parties. Each Seller Party jointly and severally represents and warrants as follows:

          (a) Organization and Good Standing; Ownership. Each Seller Party has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. Seller had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables. Inacom owns directly all the issued and outstanding capital stock of Seller.

          (b) Due Qualification. Each Seller Party is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

          (c) Power and Authority; Due Authorization. Each Seller Party (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of Servicer, to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement, and (D) in the case of Seller, sell and assign the Asset Interest on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and, in the case of Seller, the sales and assignments described in clause (i)(D) above.

          (d) Valid Sale; Binding Obligations. (i) This Agreement constitutes a valid sale, transfer, and assignment of the Asset Interest to Purchaser, enforceable against creditors of, and purchasers from, Seller, and (ii) this Agreement constitutes, and each other Transaction Document to be signed by any Seller Party when duly executed and delivered will constitute, a legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e)  No Violation.  The consummation of the
     transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles or certificate of incorporation or by-laws of any Seller Party, or any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which any Seller Party is a party or by which it or any of its properties is bound,
     (ii) result in the creation or imposition of any Lien upon any of Seller Party's properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to any Seller Party of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over such Seller Party or any of its properties.

          (f) No Proceedings. There are no proceedings or investigations pending, or, to any Seller Party's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement or of the Asset Interest under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) seeking any determination or ruling that is reasonably likely to have a Material Adverse Effect.

          (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by each Seller Party of this Agreement and each other Transaction Document to which it is a party, except for (i) the filing of the UCC financing statements referred to in
     Article V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in Section 8.05, all of which, at the time required in Article V or Section 8.05, as applicable, shall have been duly made and shall be in full force and effect.

          (i) Financial Condition. (w) The consolidated balance sheets of Inacom and its consolidated subsidiaries as at December 31, 1994, and the related statements of income and shareholders' equity of Inacom and its consolidated subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick, independent certified public accountants, copies of which have been furnished to the Administrator and the Relationship Bank, fairly present in all material respects the consolidated financial condition of Inacom and its consolidated subsidiaries as at such date and the consolidated results of the operations of Inacom and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, (x) since December 31, 1994 through the date hereof there has been no material adverse change in any such financial condition, business or operations except as described in Schedule 6.01(i), (y) the balance sheets of Seller as at the date hereof, certified by an authorized officer of the Seller, copies of which have been furnished to the Administrator and the Relationship Bank, fairly present in all material respects the financial condition, assets and liabilities of Seller as at such date, all in accordance with GAAP consistently applied, and (z) since the date of Seller's formation, there has been no material adverse change in Seller's financial condition, business or operations.

          (j) Litigation. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and to the knowledge of any Seller Party, no threat by any person has been made to attempt to obtain any decision that is reasonably likely to prevent, any Seller Party from conducting a material part of its business operations, except as described in Schedule 6.01(j).

          (k) Margin Regulations. The use of all funds obtained by any Seller Party under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

          (l) Quality of Title. (i) Each Pool Receivable, together with the Related Assets, is owned by Seller free and clear of any Lien (other than any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator); (ii) when Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the Asset Interest in each Pool Receivable, each Related Asset and Collections with respect thereto, free and clear of any Lien (other than any Lien arising as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator; and (iii) no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, the Related Assets or Collections with respect thereto is on file in any recording office except such as may be filed (1) in favor of an Originator in accordance with the Contracts,
     (2) in favor of Seller in connection with the Sale Agreement, (3) in favor of Purchaser or the Administrator in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by Purchaser (or any assignee thereof) or by the Administrator, or (4) in favor of the Collateral Agent.

          (m) Accurate Reports. No Receivables Report or Settlement Report (if prepared by any Seller Party or its Affiliate, or to the extent information therein was supplied by any Seller Party or its Affiliate) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case in writing, by or on behalf of any Seller Party or its Affiliates to the Administrator, Purchaser or the Relationship Bank pursuant to this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrator, Purchaser, and the Relationship Bank at such time) as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances made or presented.

          (n) Offices. The principal places of business and chief executive offices of Servicer and Seller are located at the respective addresses set forth under its name on the signature pages hereof, and the offices where Servicer and Seller keep all their books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in
     Schedule 6.01(n) (or at such other locations, notified to the Administrator in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed).

          (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts of any Originator or Seller at such Lock-Box Banks, are specified in Schedule 6.01(o) (or have been notified to and approved by the Administrator and the Relationship Bank in accordance with Section 7.03(d)).

          (p) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase, Reinvestment or computation of Net Pool
     Balance shall be an Eligible Receivable on such date.

          (q) Servicing Programs. No license or approval is required for the Administrator's use of any program used by Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

          (r)  Nature of Receivables.  Each Receivable
     constitutes an "account" as such term is defined in the UCC.


                           ARTICLE VII

               GENERAL COVENANTS OF SELLER PARTIES

     SECTION 7.01.  Affirmative Covenants of Seller Parties.
From the date hereof until the Final Payout Date, each Seller
Party will, unless the Administrator and the Relationship Bank shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a reasonable possibility of having a Material Adverse Effect.

          (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification might reasonably be expected to have a Material Adverse Effect.

          (c) Audits. (i) At any time and from time to time upon not less than five (5) Business Days' notice (unless a Liquidation Event has occurred and is continuing (or the Relationship Bank or the Administrator believes in good faith that a Liquidation Event has occurred and is continuing), in which case no such notice shall be required) during regular business hours, permit the Administrator, the Relationship Bank or any of their agents or representatives,
     (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller Party relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of any Seller Party for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Pool Receivables or any Seller Party's performance hereunder with any of the officers or employees of any Seller Party having knowledge of such matters; (ii) permit the Administrator, the Relationship Bank or any of their agents or representatives, upon not less than five (5) Business Days' notice from the Administrator or the Relationship Bank (unless a Liquidation Event has occurred and is continuing (or the Relationship Bank or the Administrator believes in good faith that a Liquidation Event has occurred and is continuing) in which case no such notice shall be required), to meet with the independent auditors of the Seller Parties, to the extent permitted by such auditors, to review such auditors' work papers and otherwise to review with such auditors the books and records of the Seller Parties with respect to the Pool Receivables and Related Assets; and (iii) without limiting the provisions of clause (i) next above, from time to time, at the expense of such Seller Party, permit certified public accountants or other auditors acceptable to the Administrator and the Relationship Bank to conduct a review of any Seller Party's books and records with respect to the Pool Receivables and Related Assets; provided, that, so long as no Liquidation Event has occurred and is continuing, (x) such reviews shall not be done more than four (4) times in any one calendar year and (y) the Seller Parties shall only be responsible for the costs and expenses of one such review in any one calendar year.

          (d) Keeping of Records and Books of Account. In the case of Servicer, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Pool Receivables).

          (e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Pool Receivables and all purchase orders and other agreements related to such Pool Receivables, unless such requirement is being disputed in good faith (it being understood that such dispute shall not affect each Seller Party's obligations under Sections 3.04,
     13.01 and 13.02).

          (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, all related Contracts and all purchase orders and other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of Servicer and Seller referred to in Section 6.01(n) or, upon 30 days' prior written notice to the Administrator, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

          (g) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

          (h) Collections. In the case of Servicer, instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank, and in the case of each other Seller Party, not give any contrary or conflicting instructions, and, upon the request of Servicer or the Administrator, confirm such instructions by Servicer or take such other action as may be reasonably required to give effect to such instructions.

          (i) Sale Agreement. Perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement.

          (j) Lock-Box Agreements. Promptly after the date hereof but in any event within thirty (30) days after the date hereof, execute and deliver, and cause NBD Bank and Bank of America Illinois, respectively, to execute and deliver a Lock-Box Agreement.

     SECTION 7.02. Reporting Requirements of Seller Parties. From the date hereof until the Final Payout Date, unless the Administrator and the Relationship Bank shall otherwise consent in writing, Seller Parties will furnish to the Administrator and the Relationship Bank:

          (a) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Inacom, copies of the quarterly financial reports, on Form 10-Q, as filed with the SEC (or if Inacom is no longer required to file such Form 10-Q, Inacom shall furnish financial reports containing the information typically found on Form 10-Q), duly certified by the chief financial officer or treasurer of Inacom, together with a certificate from such officer containing a computation of, and showing compliance with, the financial restrictions contained in
     Section 7.05;

          (b) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of Inacom, copies of the annual report, on Form 10-K, as filed with the SEC (or if Inacom is no longer required to file such Form 10-K, Inacom shall furnish such financial reports containing information typically found on Form 10-
     K), together with an audit opinion with respect thereto by KPMG Peat Marwick or other independent certified public accountants of nationally recognized standing selected by Inacom, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial restrictions contained in Section 7.05;

          (c) Reports to Holders and Exchanges. In addition to the reports required by subsections (a) and (b) next above, promptly upon the Administrator's or Relationship Bank's request, copies of any reports specified in such request which any Seller Party sends to any of its securityholders, and any reports or registration statements that any Seller Party files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

          (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Seller Party files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Seller Party receives from the Pension Benefit Guaranty Corporation;

          (e) Liquidation Events, etc. As soon as possible and in any event within five Business Days after obtaining knowledge of the occurrence of each Liquidation Event and each Unmatured Liquidation Event or any "Purchase and Sale Termination Event" under the Sale Agreement, a written statement of the chief financial officer, treasurer or chief accounting officer of a Seller Party setting forth details of such event and the action that such Seller Party take with respect thereto;

          (f) Litigation. As soon as possible and in any event within ten Business Days of any Seller Party's knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and
     (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

          (g) Audit of Pool Receivables. As soon as available and in any event by the end of each fiscal year of Seller, an audit report, prepared by the Relationship Bank or other Person reasonably acceptable to the Administrator and the Relationship Bank, as of the end of such fiscal year, substantially in the form of the report delivered pursuant to Section 5.01(l) and covering such other matters as the Administrator or the Relationship Bank may reasonably request in order to protect the interests of the Administrator, the Relationship Bank or Purchaser under or as contemplated by this Agreement;

          (h) Change in Credit and Collection Policy. Prior to its effective date, notice of (i) any material change in the character of any Seller Party's business, and (ii) any material change in the Credit and Collection Policy; and

          (i) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of any Seller Party as the Administrator or the Relationship Bank may from time to time reasonably request in order to protect the interests of the Administrator, the Relationship Bank or Purchaser under or as contemplated by this Agreement.

     SECTION 7.03. Negative Covenants of Seller Parties. From the date hereof until the Final Payout Date, no Seller Party will, without the prior written consent of the Administrator and the Relationship Bank:

          (a) Sales, Liens, Etc. (i) Except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or any Related Asset, or any interest therein, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, and (ii) in the case of Servicer, not assert any interest in the Receivables, except as Servicer.

          (b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract related thereto.

          (c) Change in Business or Credit and Collection Policy. Make or permit to be made any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any significant portion of the Pool Receivables or otherwise adversely affect the interests or remedies of Purchaser under this Agreement or any other Transaction Document.

          (d) Change in Payment Instructions to Obligors. Add or terminate any bank as a Lock-Box Bank from those listed in Schedule 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Seller or Servicer or payments to be made to any Lock-Box Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lock-Box Bank), unless (i) the Administrator and the Relationship Bank shall have received prior written notice of such addition, termination or change and (ii) the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.

          (e) Deposits to Lock-Box Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any lock-box account or other account covered by any Lock-Box Agreement, or any other account maintained by Seller or Servicer for the purpose of receiving Collections on Pool Receivables, any cash or cash proceeds other than Collections of Pool Receivables.

          (f) Changes to Other Documents. Enter into any amendment or modification of, or supplement to, the Sale
     Agreement or Seller's Certificate of Incorporation.

          (g) Fundamental Changes. Wind up, liquidate or dissolve its affairs or enter into any transaction or series of related transactions of merger or consolidation, acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) its property or assets in one transaction or a series of related transactions in an aggregate amount equal to or greater than 10% of the total consolidated assets of Inacom (whether now owned or hereafter acquired), or in any amount in the case of Seller, except that (i) any Subsidiary (other than Seller) of Inacom may merge into Inacom; provided that Inacom shall at all times be the continuing corporation; (ii) any Subsidiary of Inacom, other than Seller, may merge into or consolidate with another wholly-owned Subsidiary of Inacom; (iii) Inacom may merge or consolidate with any Person other than Seller; provided that
     (A) Inacom shall at all times be the continuing or surviving corporation and (B) no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing or shall occur as a result of such merger or consolidation;
     (iv) Seller Parties may enter into and perform the transactions contemplated by this Agreement; and (v) Inacom may acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, provided that (A) Inacom has given not less than five (5) Business Days' prior notice of such transaction to the Administrator and the Relationship Bank and (B) no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing or shall occur as a result of such transaction.

          (h) Restricted Payments by Seller. In the case of Seller, purchase or redeem any shares of the capital stock of Seller, (A) declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purpose, or (B) pay any principal amount of any Initial Purchaser Note (as defined in the Sale Agreement), except that Seller may pay all or a portion of such principal amount on the Settlement Date for any Settlement Period, after making any payment required to be made by Seller on such Settlement Date in accordance with the last sentence of Section 3.01(c)(ii) if after giving effect to such payment the Purchaser's Total Investment does not exceed the Purchase Limit and the Asset Interest does not exceed the Allocation Limit and Seller's net worth (determined in accordance with GAAP) is not less than $2,000,000.

          (i) Seller Indebtedness. In the case of Seller, incur or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except
     (A) indebtedness of Seller to the Originators incurred in accordance with the Sale Agreement, (B) current accounts payable arising under the Transaction Documents and not overdue and (C) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $1,000.

          (j) Negative Pledges. Enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

     SECTION 7.04. Separate Corporate Existence of Seller. Each Seller Party hereby acknowledges that Purchaser, the Administrator and the Relationship Bank are entering into the transactions contemplated hereby in reliance upon Seller's identity as a legal entity separate from Servicer and its other Affiliates. Therefore, each Seller Party shall take all steps specifically required by this Agreement or reasonably required by the Administrator or the Relationship Bank to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of Inacom or any other Person. Without limiting the foregoing, each Seller Party will take such actions as shall be required in order that:

               (i) Seller will be a limited purpose corporation whose primary activities are restricted in its Certificate of Incorporation to purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests, or selling interests, in Pool Assets, entering into agreements for the selling and servicing of the Receivables Pool, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

               (ii) Not less than one member of Seller's Board of Directors (the "Independent Director") shall be an individual who is not, and never has been, a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, material supplier or material customer of Inacom or any of its Affiliates. The certificate of incorporation of Seller shall provide that (i) Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action and (ii) such provisions cannot be amended without the prior written consent of the Independent Director;

               (iii) The Independent Director shall not at any time serve as a trustee in bankruptcy for Seller or any Affiliate thereof;

               (iv) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicer's Fee;

               (v) Seller will contract with Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Servicer the Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared with Inacom (or any other Affiliate thereof) which are not reflected in the Servicer's Fee. To the extent, if any, that Seller (or any other Affiliate thereof) share items of expenses not reflected in the Servicer's Fee, for legal, auditing and other professional services and directors' fees, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Inacom shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, agency and other fees;

               (vi) Seller's operating expenses will not be paid by any other Seller Party or other Affiliate of Seller;

              (vii)  Seller will have its own stationery;

             (viii) The books of account, financial reports and corporate records of Seller will be maintained separately from those of Servicer and any other
          Affiliate of Seller;

              (ix) Any financial statements of any Seller Party or Affiliate thereof which are consolidated to include Seller will contain detailed notes clearly stating that
          (A) all of Seller's assets are owned by Seller, and
          (B) Seller is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of Seller's assets prior to any value in Seller becoming available to Seller's equity holders; and the accounting records and the published financial statements of the Originators will clearly show that, for accounting purposes, the Pool Assets have been sold by the Originators to the Seller;

               (x)  Seller's assets will be maintained in a
          manner that facilitates their identification and segregation from those of Servicer and the other
          Affiliates;

              (xi)  Each Affiliate of Seller will strictly
          observe corporate formalities in its dealings with Seller, and funds or other assets of Seller will not be commingled with those of any of its Affiliates;

             (xii) No Affiliate of Seller will maintain joint bank accounts with Seller or other depository accounts with Seller to which any such Affiliate (other than in its capacity as the Servicer hereunder or under the Sale Agreement) has independent access;

             (xiii) No Affiliate of Seller shall, directly or indirectly, name Seller or enter into any agreement to name Seller as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of Seller;

             (xiv) No Affiliate of Seller will at any time pool any of its funds with any funds of Seller;

              (xv) Each Affiliate of Seller will maintain arm's-length relationships with Seller, and each Affiliate of Seller that renders or otherwise furnishes services or merchandise to Seller will be compensated by Seller at market rates for such services or merchandise;

              (xvi) No Affiliate of Seller will be, nor will it hold itself out to be, responsible for the debts of Seller or the decisions or actions in respect of the daily business and affairs of Seller. Inacom and Seller will immediately correct any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

               (xvii) Seller will keep correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholder and board of directors, as applicable, and the resolutions, agreements and other instruments of Seller will be continuously maintained as official records by Seller; and

               (xviii) Each of Seller, on the one hand, and the Originators, on the other hand, will conduct its business solely in its own corporate name and in such a separate manner so as not to mislead others with whom they are dealing.

     SECTION 7.05. Financial Covenants. From the date hereof until the Final Payout Date, Inacom will:

          (a) Tangible Net Worth. Maintain a Tangible Net Worth of not less than $90,000,000.

          (b) Liabilities to Tangible Net Worth. Not permit the ratio of Total Liabilities to Tangible Net Worth to exceed
     6.0 to 1.0.

          (c) Losses. Not incur losses greater than 8% of Tangible Net Worth in any fiscal quarter.

          (d)  Consecutive Losses.  Not incur losses in any three
     (3) consecutive fiscal quarters.

          (e)  Receivables Outstanding Ratio.  Not permit the
     Receivables Outstanding Ratio to exceed 45 days.

     For purposes of all calculations with respect to the foregoing financial covenants, Inacom will include the Receivables as assets and the Purchaser's Total Investment as short term debt.


                          ARTICLE VIII

                  ADMINISTRATION AND COLLECTION

     SECTION 8.01.  Designation of Servicer.

     (a) Inacom as Initial Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 8.01. Until the Administrator or the Relationship Bank gives to Inacom a Successor Notice (as defined in Section 8.01(b)), Inacom is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.

     (b) Successor Notice; Servicer Transfer Events. Upon Inacom's receipt of a notice from the Administrator or Relationship Bank of the Administrator's or Relationship Bank's designation of a new Servicer (a "Successor Notice"), Inacom agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator believes will facilitate the transition of the performance of such activities to the new Servicer, and the Administrator (or its designee) shall assume each and all of Inacom's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Inacom shall use its best efforts to assist the Administrator (or its designee) in assuming such obligations. The Administrator and Relationship Bank agree not to give Inacom a Successor Notice until after the occurrence and during the continuance of any Liquidation Event (any such Liquidation Event being herein called a "Servicer Transfer Event"), in which case such Successor Notice may be given at any time in the Administrator's or the Relationship Bank's discretion. If Inacom disputes the occurrence of a Servicer Transfer Event, Inacom may take appropriate action to resolve such dispute; provided that Inacom must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Administrator or Relationship Bank as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute, if the Administrator or the Relationship Bank reasonably determines, in good faith, that such termination is necessary or advisable to protect Purchaser's interests hereunder.

     (c) Subcontracts. Servicer may, with the prior consent of the Administrator, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and such subservicing arrangement may be terminated at the Administrator's request at anytime after a Successor Notice has been given.

     (d) Back-up Servicer. Within thirty (30) days after the request of the Administrator or the Relationship Bank made after the occurrence of a Back-up Servicer Event, Inacom shall enter into a back-up servicing agreement, in form and substance satisfactory to the Administrator and the Relationship Bank, with a back-up servicer experienced in servicing portfolios similar to the Pool Receivables who is acceptable to the Administrator and the Relationship Bank.

     SECTION 8.02.  Duties of Servicer.

     (a) Appointment; Duties in General. Each of Seller, Purchaser and the Administrator hereby appoints as its agent Servicer, as from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

     (b) Allocation of Collections; Segregation. Servicer shall set aside for the account of Seller and Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with Section 1.03 but shall not be required (unless otherwise requested by the Administrator or the Relationship Bank) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Sections. If instructed by the Administrator or the Relationship Bank, within five (5) (or three
(3), if a Liquidation Event or Back-up Servicer Event has occurred and is continuing) Business Days of receipt by Servicer of such instruction, Servicer shall segregate and deposit with a bank designated by the Relationship Bank, with the approval of the Administrator, Purchaser's share of Collections of Pool Receivables, on the first Business Day following receipt by Servicer of such Collections in immediately available funds.

     (c) Modification of Receivables. So long as no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing, Inacom, while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as Inacom may reasonably determine to be appropriate to maximize Collections thereof, provided that no Receivable may be extended for more than 150 days, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.02(a).

     (d) Documents and Records. Each Seller Party shall deliver to Servicer, and Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

     (e) Certain Duties to Seller. Servicer shall, as soon as practicable following receipt, turn over to Seller (i) that portion of Collections of Pool Receivables representing its undivided percentage interest therein, less, in the event that neither Inacom nor any other Seller Party or Affiliate thereof is Servicer, all reasonable and appropriate out-of-pocket costs and expenses of Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicer's Fee received by it, and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than Inacom or any other Seller Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to Seller all documents, instruments and records in its possession that evidence or relate to Receivables of Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

     (f) Termination. Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

     (g) Power of Attorney. Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Purchaser (whether or not from Seller) in connection with any Receivable.

     SECTION 8.03.  Rights of the Administrator.

     (a)  Notice to Obligors.  At any time when a Liquidation
Event has occurred and is continuing, the Administrator may notify the Obligors of Pool Receivables, or any of them, of the ownership of the Asset Interest by Purchaser.

     (b) Notice to Lock-Box Banks. At any time following the earlier to occur of (i) the occurrence of a Liquidation Event and
(ii) the warranty in Section 6.01(i)(x) shall no longer be true, the Administrator is hereby authorized to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements and the Lock-Box Notices, of the transfer to the Administrator of dominion and control over the lock-boxes and related accounts to which the Obligors of Pool Receivables make payments. Seller and Servicer hereby transfer to the Administrator, effective when the Administrator shall give notice to the Lock-Box Banks as provided in the Lock-Box Agreements and Lock-Box Notices, the exclusive dominion and control over such lock-boxes and accounts, and shall take any further action that the Administrator may reasonably request to effect such transfer.

     (c) Rights on Servicer Transfer Event. At any time following the designation of a Servicer other than Inacom pursuant to Section 8.01:

          (i)  The Administrator may direct the Obligors of Pool
     Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrator or its designee.

          (ii) Any Seller Party shall, at the Administrator's or Relationship Bank's request and at such Seller Party's expense, give notice of Purchaser's ownership and security interests in the Pool Receivables to each said Obligor and direct that payments be made directly to the Administrator or its designee.

          (iii) Each Seller Party shall, at the Administrator's or Relationship Bank's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the successor Servicer at a place selected by the Administrator or the Relationship Bank, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Administrator and the Relationship Bank and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

          (iv) Each Seller Party and Purchaser hereby authorizes the Administrator, and grants to the Administrator an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in such Seller Party's name and on behalf of Seller Parties and Purchaser which are necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing any Seller Party's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

     SECTION 8.04. Responsibilities of Seller Parties. Anything herein to the contrary notwithstanding:

     (a) Contracts. Each Seller Party shall perform all of its obligations (if any) under the Contracts related to the Pool Receivables and under the related purchase orders and other agreements to the same extent as if the Asset Interest had not been sold hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve any Seller Party from such obligations.

     (b) Limitation of Liability. The Administrator, the Relationship Bank and Purchaser shall not have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements (other than liability resulting from their gross negligence or willful misconduct), nor shall any of them be obligated to perform any of the obligations of any Seller Party or any Originator thereunder.

     SECTION 8.05.  Further Action Evidencing Purchases and
Reinvestments.

     (a) Further Assurances. Each Seller Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable Purchaser or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Seller Party will:

          (i) upon the request of the Administrator, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement;

          (ii) upon the request of the Administrator after the occurrence and during the continuance of a Liquidation Event, mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Administrator, evidencing that the Asset Interest has been sold in accordance with this Agreement; and

          (iii)  mark its master data processing records
     evidencing such Pool Receivables and related Contracts with a legend, acceptable to the Administrator, evidencing that the Asset Interest has been sold in accordance with this Agreement.

     (b) Additional Financing Statements; Performance by Administrator. Each Seller Party hereby authorizes the Administrator or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of any Seller Party. If any Seller Party fails to promptly execute and deliver to the Administrator any financing statement or continuation statement or amendment thereto or assignment thereof requested by the Administrator, each Seller Party hereby authorizes the Administrator to execute such statement on behalf of such Seller Party. If any Seller Party fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by the Seller Parties as provided in Section 14.05.

     (c) Continuation Statements; Opinion. Without limiting the generality of subsection (a), Seller will, not earlier than six
(6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in Section 5.01(f) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, if the Final Payout Date shall not have occurred:

          (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

          (ii) deliver or cause to be delivered to the Administrator an opinion of the counsel for Seller Parties, in form and substance reasonably satisfactory to the Administrator, confirming and updating the opinion delivered pursuant to Section 5.01(i)(i) to the effect that the Asset Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

     SECTION 8.06. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or required by the underlying Contract or law, be applied, first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, second, to any other indebtedness of such Obligor.

                           ARTICLE IX

                        SECURITY INTEREST

     SECTION 9.01. Grant of Security Interest. To secure all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and pledges to Purchaser and its successors and assigns, for the benefit of the Secured Parties, and hereby grants to Purchaser, for the benefit of the Secured Parties, a security interest in, all of Seller's right, title and interest now or hereafter existing in, to and under (a) all the Pool Receivables and Related Assets (including specifically any undivided interest therein retained by Seller hereunder), (b) the Originator Notes, and (c) all proceeds of any of the foregoing.

     SECTION 9.02.  Further Assurances.  The provisions of
Section 8.05 shall apply to the security interest granted under
Section 9.01 as well as to the Purchases, Reinvestments and all the Asset Interests hereunder.

     SECTION 9.03. Remedies. Upon the occurrence of a Liquidation Event, Purchaser shall have, with respect to the collateral granted pursuant to Section 9.01, and in addition to all other rights and remedies available to Purchaser or the Administrator under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.


                            ARTICLE X

                       LIQUIDATION EVENTS

     SECTION 10.01. Liquidation Events. The following events shall be "Liquidation Events" hereunder:

          (a) Servicer (if any Seller Party or Affiliate thereof is Servicer) or Seller (in the case of clause (iii) below)
     (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of Servicer hereunder (other than as referred to in clause (ii) below) and such failure shall remain unremedied for three (3) Business Days, or (ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

          (b) Any representation or warranty made or deemed to be made by any Seller Party (or any of its officers) under or in connection with this Agreement or any Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

          (c) (i) Inacom shall fail to perform its obligations pursuant to Section 8.01(d), or (ii) any Seller Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) Business Days after (A) written notice thereof shall have been given by the Administrator or the Relationship Bank to any Seller Party or (B) any Seller Party has actual knowledge thereof; or

          (d) (i) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $500,000 of, or guaranteed by, any Seller Party or any Material Subsidiary, which default either (A) if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period of 45 days after the related Seller Party or Material Subsidiary has knowledge thereof or (B) is a failure to pay such indebtedness at maturity or results in the acceleration of such indebtedness; (ii) a "Purchase and Sale Termination Event" shall have occurred and be continuing under the Sale Agreement; (iii) any default under any other agreement or instrument relating to the purchase of receivables of any Seller Party or any Material Subsidiary, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default (A) is to permit the termination of, the commitment of any party to such agreement or instrument to purchase receivables or the right of such Seller Party or such Material Subsidiary to reinvest in receivables the principal amount paid by any party to such agreement or instrument for its interest in receivables and such default continues unremedied, uncured or unwaived for a period of 45 days after the related Seller Party or Material Subsidiary has knowledge thereof or (B) is to terminate such commitment or right; or (iv) a default or trigger event shall occur under any asset securitization agreement or arrangement entered into by any Seller Party or Material Subsidiary and such default or trigger event continues unremedied, uncured or unwaived for a period of 45 days after the related Seller Party or Material Subsidiary has knowledge thereof; or

          (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Servicer, any Seller
     Party, or any Material Subsidiary of any Seller Party; or

          (f) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Seller Parties to the Administrator and Purchaser prior to the date of execution and delivery of this Agreement is pending against any Seller Parties or any Material Subsidiary and known to a Seller Party on the date hereof, or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of clause (i) or (ii), in the opinion of the Administrator or the Relationship Bank, has a reasonable likelihood of having a Material Adverse Effect; or

          (g) (i) The Dilution Ratio at any Cut-Off Date exceeds 6% or (ii) the average of the Dilution Ratios for any three consecutive Cut-Off Dates exceeds 5%; or

          (h)  (i) The Default Ratio at any Cut-Off Date exceeds
     2% or (ii) the average of the Default Ratios at any three consecutive Cut-Off Dates exceeds 1.75%; or

          (i) Servicer (if any Seller Party or Affiliate thereof is Servicer) shall make any material change in the policies as to origination of Receivables or in the Credit and Collection Policy without the prior written consent of the Administrator and the Relationship Bank; or

          (j) On any Settlement Date, after giving effect to the payments made under Section 3.01(c), (i) the Asset Interest exceeds the Allocation Limit or (ii) the Purchaser's Total
     Investment exceeds the Purchase Limit; or

          (k)  Either (i) the Default to Liquidation Ratio at any
     Cut-Off Date is greater than 2% or (ii) the average of the Default to Liquidation Ratios at any three consecutive Cut-
     Off Dates is greater than 1.75%; or

          (l) There shall have occurred any event which materially adversely impairs the ability of Inacom to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the first Purchase; or

          (m)  Any Seller Party is subject to a Change-in-
     Control; or

          (n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Receivables or Related Assets and such lien shall not have been released within seven (7) days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Assets; or

          (o)  (i) The 31-60 Delinquency Ratio at any Cut-Off
     Date exceeds 10%, (ii) the 61-90 Delinquency Ratio at any
     Cut-Off Date exceeds 3.5% or (iii) the 91-120 Delinquency
     Ratio at any Cut-Off Date exceeds 2.5%.

     SECTION 10.02.  Remedies.

     (a) Optional Liquidation. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (e) of Section 10.01), the Administrator shall, at the request, or may with the consent, of Purchaser, by notice to Seller declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.

     (b) Automatic Liquidation. Upon the occurrence of a Liquidation Event described in subsection (e) of Section 10.01, the Purchase Termination Date shall occur and the Liquidation
Period shall commence automatically.

     (c) Additional Remedies. Upon any Purchase Termination Date pursuant to this Section 10.02, no Purchases or Reinvestments thereafter will be made, and the Administrator, Purchaser and the Relationship Bank shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.


                           ARTICLE XI

              THE ADMINISTRATOR; RELATIONSHIP BANK

     SECTION 11.01. Authorization and Action. Pursuant to agreements entered into with the Administrator and the Relationship Bank, Purchaser has appointed and authorized the Administrator and the Relationship Bank (or their respective designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator or the Relationship Bank by the terms hereof, together with such powers as are reasonably incidental thereto.

     SECTION 11.02. Administrator's and Relationship Bank's Reliance, Etc. The Administrator, the Relationship Bank and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own breach of the terms of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrator and the Relationship Bank: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to Purchaser or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party;
(d) shall not be responsible to Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document (except by and against the Administrator and the Relationship Bank); and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 11.03. State Street Capital and Norwest and Affiliates. State Street Capital and Norwest and any of their respective Affiliates may generally engage in any kind of business with any Seller Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Seller Party or any Obligor or any of their respective Affiliates, all as if State Street Capital and Norwest were not the Administrator and the Relationship Bank, respectively, and without any duty to account therefor to Purchaser or any other holder of an interest in Pool Receivables, but in any event subject to Section 14.07.


                           ARTICLE XII

               ASSIGNMENT OF PURCHASER'S INTEREST

     SECTION 12.01.  Restrictions on Assignments.

     (a) Neither any Seller Party nor Norwest, individually or as the Relationship Bank (except, in the case of the Relationship Bank, as otherwise agreed among Purchaser, the Administrator, Inacom and the Relationship Bank), may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator. Purchaser may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or the Asset Interest (or any portion thereof) to any Person without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, that

          (i) Purchaser may assign all of its rights and interests in the Transaction Documents, together with all its interest in the Asset Interest, to any Liquidity Bank, State Street Capital or Norwest, or both, or any Affiliate of either of them, or to any "bankruptcy remote" special purpose entity, the business of which is administered by State Street Capital or any Affiliate of State Street Capital or Norwest or any Affiliate of Norwest (which assignee shall then be subject to this Article XII); and

          (ii) Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Asset Interest, to the Collateral Agent, to secure Purchaser's obligations under or in connection with the Commercial Paper Notes, the Liquidity Agreement, the Credit Agreement and any letter of credit issued thereunder, and certain other obligations of Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignment and grant of a security interest (and any subsequent assignment by the Collateral Agent) shall not be considered an "assignment" for purposes of Section 12.01(b) or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement (other than Section 12.03).

     (b) Seller agrees to advise the Administrator within five Business Days after notice to Seller of any proposed assignment by Purchaser of the Asset Interest (or any portion thereof), not otherwise permitted under subsection (a), of Seller's consent or non-consent to such assignment, and if it does not consent, the reasons therefor. If Seller does not consent to such assignment, Purchaser may immediately or at any time thereafter assign such Asset Interest (or portion thereof) to any Person or Persons permitted under clause (i) of Section 12.01(a).

     SECTION 12.02.  Rights of Assignee.  Upon the assignment by
Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of Purchaser with respect to the Transaction Documents and the Asset
Interest (or such portion thereof as has been assigned).

     SECTION 12.03. Terms and Evidence of Assignment. Any assignment of the Asset Interest (or any portion thereof) to any Person which is otherwise permitted under this Article XII shall be upon such terms and conditions as Purchaser and the assignee may mutually agree, and may be evidenced by such instrument(s) or document(s) as may be satisfactory to Purchaser, the Administrator and the assignee.

     SECTION 12.04. Rights of Collateral Agent. Seller hereby agrees that, upon notice to Seller, the Collateral Agent or the Liquidity Banks may exercise all the rights of the Administrator and Purchaser hereunder, with respect to the Asset Interest (or any portions thereof), and Collections with respect thereto, which are owned by Purchaser, and all other rights and interests of Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter (but subject to any conditions applicable to the exercise of such rights by the Administrator), the Collateral Agent or the Liquidity Banks may request Servicer to segregate Purchaser's allocable shares of Collections from Seller's allocable share, may give a Successor Notice pursuant to and in accordance with Section 8.01(b), may give or require the Administrator or Relationship Bank to give notice to the Lock-Box Banks as referred to in Section 8.03(b) and may direct the Obligors of Pool Receivables to make payments in respect thereof directly to an account designated by them, in each case, to the same extent as the Administrator might have done.

     SECTION 12.05. Liquidity Banks. So long as no Liquidation Event has occurred and is continuing, Purchaser shall not add any Person as a Liquidity Bank, or permit any Liquidity Bank to assign its rights and obligations to any Person, other than an Affiliate of such Liquidity Bank or another Liquidity Bank without the prior written consent of Seller, which consent shall not be unreasonably withheld.


                          ARTICLE XIII

                         INDEMNIFICATION

     SECTION 13.01.  Indemnities by Seller.

     (a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agrees to indemnify each of the Administrator, Purchaser, the Liquidity Banks, the Credit Bank, the Relationship Bank, the Liquidity Agent, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Asset Interest or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

          (i) the transfer by any Seller Party of any interest in any Receivable other than the transfer of Receivables and related property by the Originators to Seller pursuant to the Sale Agreement, the transfer of an Asset Interest to Purchaser pursuant to this Agreement and the grant of a security interest to Purchaser pursuant to Section 9.01;

          (ii) any representation or warranty made by any Seller Party (or any of its officers or Affiliates) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of any Seller Party pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be;

          (iii) the failure by any Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

          (iv) the failure to vest and maintain vested in Purchaser an undivided percentage ownership interest, to the extent of the Asset Interest, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Lien, other than a Lien arising solely as a result of an act of Purchaser, the Administrator or the Relationship Bank, whether existing at the time of any Purchase or Reinvestment of such Asset Interest or at any time thereafter;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (vii)  any matter described in clause (i) or (ii) of
     Section 3.02(a);

          (viii) any failure of any Seller Party, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of Article III or Article
     VIII;

          (ix) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable (it being understood that no Seller Party is waiving its rights against any manufacturers);

          (x) any claim of breach by any Seller Party of any related Contract with respect to any Pool Receivable; or

          (xi) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Asset Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables.

     (b) Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from any Seller Party under
Section 13.01(a)(xi), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

     (c) Contribution. If for any reason the indemnification provided above in this Section 13.01 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

     SECTION 13.02. Indemnities by Servicer. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to the Servicer's performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or any representation or warranty made by Servicer (or any of its officers) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or
(b) recourse for Defaulted Receivables.

     If for any reason the indemnification provided above in this
Section 13.02 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.


                           ARTICLE XIV

                          MISCELLANEOUS

     SECTION 14.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller Party therefrom shall in any event be effective unless the same shall be in writing and signed by (a) each Seller Party, the Administrator, the Relationship Bank and Purchaser (with respect to an amendment), provided that no amendment to this
Section 14.01 shall become effective without the consent of all the parties hereto, or (b) the Administrator, the Relationship Bank and Purchaser (with respect to a waiver or consent by them) or any Seller Party (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks or the Credit Bank or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

     SECTION 14.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

     SECTION 14.03. No Waiver; Remedies. No failure on the part of the Administrator, the Relationship Bank, any Affected Party, any Indemnified Party, Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of State Street Capital, individually and as Administrator, Norwest, individually and as Relationship Bank, the Collateral Agent, the Credit Bank and each Liquidity Bank is hereby authorized by Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by State Street Capital, the Collateral Agent and such Liquidity Bank to or for the credit or the account of Seller, now or hereafter existing under this Agreement, to the Administrator, the Relationship Bank, any Affected Party, any Indemnified Party or Purchaser, or their respective successors and assigns.

     SECTION 14.04. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of each Seller Party, the Administrator, the Relationship Bank, Purchaser and their respective successors and assigns, and the provisions of
Section 4.02 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.02, 14.05, 14.06, 14.07, 14.08 and 14.15 shall be continuing and shall survive any termination of this Agreement.

     SECTION 14.05. Costs, Expenses and Taxes. In addition to its obligations under Article XIII, Seller Parties jointly and severally agree to pay on demand:

          (a)  all costs and expenses incurred by the
     Administrator, the Relationship Bank, the Credit Bank, the
     Collateral Agent, any Liquidity Bank and the Purchaser and their respective Affiliates in connection with

               (i) the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents or the Liquidity Agreement, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

               (ii)  the administration (including periodic
          auditing as provided for herein) of this Agreement and the other Transaction Documents, including, without limitation, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of any Seller Party's books and records either prior to the execution and delivery hereof or pursuant to
          Section 7.02(g) or 7.01(c)(iii); and

          (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and Seller Parties, jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees).

     SECTION 14.06. No Proceedings. Servicer hereby agrees that it will not institute against Seller, or join any Person in instituting against Seller, and each Seller Party, Servicer, State Street Capital (individually and as Administrator) and Norwest (individually and as Relationship Bank) each hereby agrees that it will not institute against Purchaser, or join any other Person in instituting against Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

     SECTION 14.07.  Confidentiality of Seller Information.

     (a) Confidential Seller Information. Each party hereto (other than Seller Parties) acknowledges that certain of the information provided to such party by or on behalf of Seller Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless Inacom shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

          (i) any information regarding, or copies of, any non-public financial statements, reports, schedules and other information furnished by any Seller Party to Purchaser, the Administrator or the Relationship Bank (A) prior to the date hereof in connection with such party's due diligence relating to the Seller Parties and the transactions contemplated hereby, or (B) pursuant to Section 3.01, 5.01, 6.01(i), 6.01(j), 7.01(c) or 7.02, or

          (ii) any other information regarding any Seller Party which is designated by any Seller Party to such party in writing as confidential

(the information referred to in clauses (i) and (ii) above, whether furnished by any Seller Party or any attorney for or other representative thereof (each a "Seller Information Provider"), is collectively referred to as the "Seller Information"); provided, however, "Seller Information" shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Seller Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Seller Information Provider.

     (b) Disclosure. Notwithstanding subsection (a), each party may disclose any Seller Information:

          (i) to any of such party's independent attorneys, consultants and auditors, and to any dealer or placement agent for Purchaser's commercial paper, who (A) in the good faith belief of such party, have a need to know such Seller Information, and (B) are informed by such party of the confidential nature of the Seller Information and the terms of this Section 14.07 and has agreed, verbally or otherwise, to be bound by the provisions of this Section 14.07,

          (ii) to any Liquidity Bank, the Credit Bank, any actual or potential assignees of, or participants in, any rights or obligations of Purchaser, any Liquidity Bank, the Credit Bank, the Administrator or the Relationship Bank under or in connection with this Agreement who (A) has been identified to Inacom and (B) has agreed to be bound by the provisions of this Section 14.07,

          (iii) to any rating agency that maintains a rating for Purchaser's commercial paper or is considering the issuance of such a rating, for the purposes of reviewing the credit of Purchaser in connection with such rating,

          (iv) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

          (v) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

          (vi) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information, or

          (vii) in connection with the enforcement of this Agreement or any other Transaction Document.

In addition, Purchaser and the Administrator may disclose on a "no name" basis to any actual or potential investor in Purchaser's Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of Purchaser's commitment and Purchaser's Total Investment with respect to the Asset Interest and any other credit enhancement provided by any Seller Party hereunder), the nature, amount and status of the Pool Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables Pool.

     (c) Legal Compulsion. In the event that any party hereto (other than any Seller Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will (or will cause its representative to)

          (i)  provide Inacom with prompt written notice so that
     (A) Inacom may seek a protective order or other appropriate remedy, or (B) Inacom may, if it so chooses, agree that such party (or its representatives) may disclose such Seller Information pursuant to such request or legal compulsion; and

          (ii) unless Inacom agrees that such Seller Information may be disclosed, make a timely objection to the request or compulsion to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this Section 14.07.

In the event such protective order or remedy is not obtained, or Inacom agrees that such Seller Information may be disclosed, such party will furnish only that portion of the Seller Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Seller Information.

     (d) This Section 14.07 shall survive termination of this Agreement.

     SECTION 14.08.  Confidentiality of Program Information.

     (a) Confidential Information. Each party hereto acknowledges that State Street Capital and Norwest regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

          (i) it will not disclose without the prior consent of State Street Capital and Norwest (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representatives") of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.08), (A) any information regarding the pricing in, or copies of, this Agreement any other Transaction Document or any transaction contemplated hereby or thereby, (B) any information regarding the organization, business or operations of Purchaser generally or the services performed by the Administrator or the Relationship Bank for Purchaser, or (C) any information which is furnished by State Street Capital and Norwest to such party and which is designated by State Street Capital and Norwest to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively referred to as the "Program Information"); provided, however, that such party may disclose any such Program Information (I) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party) for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, or (IV) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information;

          (ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

          (iii) it will, upon demand, return (and cause each of its representatives to return) to State Street Capital or Norwest, all documents or other written material received from State Street Capital or Norwest, as the case may be, in connection with (a)(i)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

     (b)  Availability of Confidential Information.  This Section
14.08 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than State Street Capital or Norwest or were known to such party on a nonconfidential basis prior to its disclosure by State Street Capital or Norwest.

     (c) Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will

          (i) provide State Street Capital and Norwest with prompt written notice so that State Street Capital and Norwest may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

          (ii) unless State Street Capital and Norwest agree that such Program Information may be disclosed, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 14.08.

In the event that such protective order or other remedy is not obtained, or State Street Capital and Norwest agree that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information. In the event any Seller Party is required to file a copy of this Agreement with the SEC or any other governmental authority, it will (A) provide State Street Capital and Norwest with prompt written notice of such requirement and (B) exercise reasonable efforts to obtain reliable assurance that such governmental authority will give confidential treatment to this Agreement.

     (d) Survival. This Section 14.08 shall survive termination of this Agreement.

     SECTION 14.09. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

     SECTION 14.10. Integration. This Agreement, together with the letter referenced in Section 4.01, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

     SECTION 14.11. Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES OR RELATED PROPERTY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     SECTION 14.12. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

     SECTION 14.13.  Consent To Jurisdiction; Waiver Of
Immunities.  EACH SELLER PARTY HEREBY ACKNOWLEDGES AND AGREES
THAT:

          (a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

          (b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     SECTION 14.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     SECTION 14.15. No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Purchaser contained in this Agreement shall be had against any stockholder, employee, officer, director, or incorporator of Purchaser, provided, however, that nothing in this Section 14.15 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for his/her or its gross negligence or willful misconduct.







          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
































     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              INACOM FINANCE CORP., as Seller


                              By  /s/ Gary Goldsberry
                                _________________________________
                                Treasurer

                              10810 Farnam Drive
                              Omaha, Nebraska  68154
                              Facsimile No.:  402/330-9609
                              Attention:  Treasurer


                              INACOM CORP., as initial Servicer


                              By  /s/ Gary Goldsberry
                                _________________________________
                                Treasurer

                              10810 Farnam Drive
                              Omaha, Nebraska  68154
                              Facsimile No.:  402/330-9609
                              Attention:  Treasurer


                              CLIPPER RECEIVABLES CORPORATION,
                                as Purchaser


                              By  /s/ Clare F. Carroll
                                _________________________________
                                Vice President

                              P.O. Box 4024
                              Boston, Massachusetts  02101
                                        or
                              One International Place, Suite 608
                              Boston, Massachusetts  02110
                              Facsimile No.:  (617) 951-7050
                              Attention:  R. Douglas Donaldson


                              STATE STREET BOSTON CAPITAL
                                CORPORATION, as Administrator


                              By  /s/ Jeffrey R. Noordhoek
                                _________________________________
                                Title: Associate

                              225 Franklin Street
                              Boston, Massachusetts  02110
                              Facsimile No.:  (617) 350-4020
                              Attention:  Clipper Products


                              NORWEST BANK MINNESOTA, N.A.,
                                as Relationship Bank


                              By  /s/
                                _________________________________
                                Vice President

                              Norwest Center
                              Sixth Street and Marquette Avenue
                              Minneapolis, Minnesota  55479-0089
                              Facsimile No.:  (612) 667-7266
                              Attention:  Brent C. Fossey



                           APPENDIX A

                           DEFINITIONS


     This is Appendix A to the Amended and Restated Receivables Purchase Agreement dated as of August 21, 1995 among InaCom Finance Corp., as Seller, InaCom Corp., as initial Servicer, Clipper Receivables Corporation, as Purchaser, State Street Boston Capital Corporation, as Administrator, and Norwest Bank Minnesota, N.A., as Relationship Bank (as further amended, supplemented or otherwise modified from time to time, and including the Original Purchase Agreement for as long as it was in effect, this "Agreement"). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

     A. Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated hereinbelow:

     "Accrued Cost Reserve" means, at any time, the sum of

          (a) the aggregate accrued and unpaid Earned Discount with respect to all Asset Tranches;

          (b)  the accrued and unpaid Servicer's Fee; and

          (c) the accrued and unpaid Program Fee, Liquidity Fee and Administrative Fee.

     "Administrative Fee" has the meaning set forth in the Fee
Letter.

     "Administrator" has the meaning set forth in the preamble.

     "Administrator's Office" means the office of the Administrator at 225 Franklin Street, Boston, Massachusetts
02110, Attention: Clipper Products, or such other address as shall be designated by the Administrator in writing to Seller and Purchaser.

     "Affected Party" means each of Purchaser, each Liquidity Bank, any assignee or participant of Purchaser or any Liquidity Bank, the Credit Bank, any assignee or participant of the Credit Bank, State Street Capital, any successor to State Street Capital as Administrator, Norwest, any successor to Norwest as Relationship Bank, any sub-agent of the Administrator, the Collateral Agent and any co-agent or sub-agent of the Collateral Agent.

     "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

     "Affiliated Obligor" in relation to any Obligor means an Obligor that is an Affiliate of such Obligor.

     "Allocation Limit" has the meaning set forth in Section
1.01.

     "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by Norwest in Minneapolis, Minnesota, as its base rate for prime loans to corporate borrowers; and

          (b) the Federal Funds Rate (as defined below) most recently determined by Norwest plus 1.5% per annum.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Norwest in connection with extensions of credit.

     "Asset Interest" means an undivided percentage ownership interest, determined from time to time as provided in Section
1.04(b), in (i) all then outstanding Pool Receivables and (ii) all Related Assets.

     "Asset Tranche" means at any time a portion of the Asset
Interest selected by the Administrator pursuant to Section 2.01.

     "Back-up Servicer Event" means any of the following events:
(i) Inacom's Tangible Net Worth is less than $95,000,000; (ii) the ratio of Total Liabilities to Tangible Net Worth exceeds 5.0 to 1.0 or (iii) Inacom's Current Ratio is less than 1.0 to 1.0.

     "Bank Rate" for any Yield Period with respect to any Asset
Tranche means

          (a)  in the case of any Yield Period other than a Yield
     Period described in clause (b) or (c), an interest rate per annum equal to the sum of (x) 1.85% per annum, plus
     (y) Eurodollar Rate (Reserve Adjusted) for such Yield
     Period;

          (b)  in the case of

               (i) any Yield Period on or prior to the first day of which Purchaser or any Liquidity Bank shall have notified the Administrator that (A) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Person to fund such Asset Tranche at the rate described in clause (a), or (B) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund such Asset Tranche at the rate described in clause (a) (and in the case of subclause (A) or (B), such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

               (ii)  any Yield Period as to which the
          Administrator does not receive notice or determine, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Yield Period, that the related Asset Tranche will be funded by Liquidity Fundings and not by the issuance of Commercial Paper Notes, or

               (iii) any Yield Period with respect to any Asset
          Tranche funded by a Liquidity Funding and commencing more than 60 days after the making of such Liquidity
          Funding,

     an interest rate per annum equal to (x) 1.0% per annum, plus
     (y) the Alternate Base Rate in effect from time to time during such Yield Period; it being understood that, in the case of paragraph (b)(i) above, such rate shall only apply to the Person affected by the circumstances described in such paragraph (b)(i).

     "Business Day" means a day on which both (a) the Administrator at its principal office in Boston, Massachusetts is open for business and (b) commercial banks in New York City, Minneapolis, Minnesota and Chicago, Illinois, are not authorized or required to be closed.

     "Change in Control" means:

          (a) in relation to Inacom the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of Inacom entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Inacom and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of Inacom attached to all such outstanding shares of capital stock of Inacom, unless otherwise agreed in writing by the Relationship Bank and the Administrator;

          (b) in relation to Seller, the failure of Inacom to own (directly or through wholly-owned Subsidiaries of Inacom) 100% of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of Seller on a fully diluted basis;

     "Collateral Agent" means The First National Bank of Chicago in its capacity as collateral agent under the Security Agreement, and any successor to The First National Bank of Chicago in such capacity.

     "Collections" means, with respect to any Receivable, all funds which either (a) are received by Seller, an Originator or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller, any Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are Deemed Collections; provided that, prior to such time as Inacom shall cease to be Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections.

     "Commercial Paper Notes" means short-term promissory notes issued or to be issued by Purchaser to fund its investments in accounts receivable or other financial assets.

     "Contract" means a contract between Seller or any Originator and any Person, or an invoice sent by Seller or any Originator, pursuant to or under which such Person shall be obligated to make payments to Seller or such Originator with respect to the sale of goods or provision of services by such Originator from time to time or, in the case of Dealer Financed Receivables, with respect to the sale or assignment by such Originator of Receivables described in clause (i) of the definition thereof. A "related" Contract with respect to the Receivables means a Contract under which Receivables in the Receivables Pool arise or which is relevant to the collection or enforcement of such Receivables.

     "CP Rate" for any period means a rate per annum calculated by the Administrator equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which Commercial Paper Notes on each day during such period have been sold by the commercial paper placement agents selected by the Administrator, plus (ii) the commissions and charges charged by such commercial paper placement agents with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

     "Credit Agreement" means and includes (a) the Credit Agreement dated as of September 24, 1992, among Purchaser, the Administrator and the Credit Bank and (b) any other agreement (other than the Liquidity Agreement) hereafter entered into by Purchaser providing for the issuance of one or more letters of credit for the account of Purchaser, the making of loans to Purchaser or any other extensions of credit to or for the account of Purchaser to support all or any part of Purchaser's payment obligations under its Commercial Paper Notes or to provide an alternate means of funding Purchaser's investments in accounts receivable or other financial assets, in each case as amended, supplemented or otherwise modified from time to time.

     "Credit and Collection Policy" means those credit and collection policies and practices of Inacom relating to Contracts and Receivables described in Schedule 6.01(p)-2, as modified without violating Section 7.03(c).

     "Credit Bank" means and includes State Street Bank, as lender to Purchaser and as issuer of a letter of credit for Purchaser's account under the Credit Agreement, and any other or additional bank or other financial institution now or hereafter extending credit or having a commitment to extend credit to or for the account of Purchaser under the Credit Agreement.

     "Credit Draw" means a loan made by the Credit Bank pursuant to the Credit Agreement or a disbursement made by the Credit Bank under a letter of credit issued pursuant to the Credit Agreement.

     "Current Assets" means, as of any date all assets which, in accordance with GAAP, should be classified as current assets on a consolidated balance sheet of Inacom and its consolidated
Subsidiaries.

     "Current Liabilities" means, as of any date, all liabilities which, in accordance with GAAP, should be classified as current liabilities on a consolidated balance sheet of Inacom and its consolidated Subsidiaries; provided, that all liabilities to IBM Credit shall be considered current liabilities.

     "Current Ratio" means, as of any date, the ratio of Current
Assets divided by Current Liabilities.

     "Cut-Off Date" means the last day of each Settlement Period.

     "Dealer Financed Receivable" means the right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising from the transfer by an Originator of Receivables, as defined in clause (i) of the definition thereof, to a Person other than Purchaser, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

     "Deemed Collections" has the meaning set forth in Section
3.02(a).

     "Defaulted Receivable" means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for 150 days from the original due date for such payment; (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof; (c) as to which payments have been extended, or the terms of payment thereof rewritten, other than as permitted by Section 8.02(c); (d) which has been, or, consistent with the Credit and Collection Policy would be, written off Seller's, any Originator's or Servicer's books as uncollectible; or (e) 10% or more of the aggregate Unpaid Balance of all Receivables of the related Obligor are Defaulted Receivables.

     "Default Ratio" at any time during a Fiscal Month means the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Fiscal Month by dividing (x) the aggregate Unpaid Balance of all Pool Receivables that are Defaulted Receivables on such Cut-Off Date by (y) the aggregate Unpaid Balance of Pool Receivables on such Cut-Off Date.

     "Default to Liquidation Ratio" at any time during a Fiscal Month means the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Fiscal Month by dividing
(x) the aggregate Unpaid Balance of all Pool Receivables that are Defaulted Receivables on such Cut-Off Date by (y) all Collections received during the Fiscal Month ending on such Cut-Off Date.

     "Delinquent Receivable" means a Pool Receivable (a) that is not a Defaulted Receivable and (b) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

     "Dilution" means the amount of any reduction or cancellation of the Unpaid Balance of a Pool Receivable as described in
Section 3.02(a).

     "Dilution Ratio" means the ratio (expressed as of percentage) computed as of each Cut-Off Date by dividing (x) the aggregate Dilutions incurred or granted during the Fiscal Month ending on such Cut-Off Date by (y) the aggregate Unpaid Balance of all Pool Receivables as of such Cut-Off Date.

     "Dilution Reserve" means, on any day in a Settlement Period, an amount equal to the product of (i) 5% times (ii) the Purchaser's Total Investment on such day.

     "Dollars" means dollars in lawful money of the United States of America.

     "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.

     "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by Standard & Poor's Ratings
Group, or (ii) P-1 by Moody's Investors Service, Inc.

     "Earned Discount" means, for any Yield Period or Settlement
Period, as applicable, for any Asset Tranche:

          PTI x ER x ED + LF
              360
     where:

     PTI = the daily average (calculated at the close of business each day) of the Purchaser's Tranche Investment in such Asset Tranche during such Yield Period or Settlement Period, as applicable,

     ER =  the Earned Discount Rate for such Yield Period or
           Settlement Period,

     ED =  the actual number of days elapsed during such Yield
           Period or Settlement Period, and

     LF = the Liquidation Fee, if any, during such Yield Period or Settlement Period.

     "Earned Discount Rate" means for any Yield Period or any Settlement Period, as applicable, for any Asset Tranche:

          (a) in the case of an Asset Tranche funded by a Liquidity Funding, the Bank Rate for such Asset Tranche and such Yield Period;

          (b)  in the case of an Asset Tranche funded by a Credit
     Draw, a rate per annum equal for each day during such Yield
     Period to the Alternate Base Rate in effect on such day plus
     1% per annum; and

          (c)  for the Asset Tranche funded by Commercial Paper
     Notes, the CP Rate for such Settlement Period;

provided, however, that on any day when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for each Asset Tranche shall mean a rate per annum equal to the Alternate Base Rate plus 1% per annum.

     "Eligible Contract" means a Contract which conforms in all material respects to one of the forms set forth in Schedule
6.01(p)-1 or otherwise approved by the Administrator.

     "Eligible Receivable" means, at any time, a Receivable:

          (a) which is a Pool Receivable arising out of the sale by an Originator in the ordinary course of its business of computer or information technology goods owned by such Originator free and clear of any Lien or other claim or right of any Person (and, without limiting the foregoing, not out of a sale on consignment) or out of the provision of services by an Originator or, in the case of Dealer Financed Receivables, out of the sale or assignment of Receivables described in clause (i) of the definition thereof;

          (b) as to which the perfection of Purchaser's undivided ownership interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, and which constitutes an "account" as defined in the Uniform Commercial Code as in effect in such jurisdiction;

          (c)  the Obligor of which is resident of the United
     States, or any of its possessions or territories, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency;

          (d) which is not a Defaulted Receivable or a Delinquent Receivable at such time;

          (e)  with regard to which the warranty of Seller in
     Section 6.01(l) is true and correct;

          (f) the sale of an undivided interest in which does not contravene or conflict with any law;

          (g) which is denominated and payable only in Dollars in the United States;

          (h) which arises under an Eligible Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever;

          (i) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

          (j) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

          (k) which, according to the Contract related thereto, is due and payable within 60 days from the invoice date of such Receivable; and

          (l) which has been fully earned by performance on the part of the related Originator and is not subject to any holdback or contingency.

     "ERISA" means the U.S. Employee Retirement Income Security
Act of 1974, as amended from time to time.

     "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Yield Period and any Asset Tranche, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

     Eurodollar Rate          =         Eurodollar Rate
   (Reserve Adjusted)                    1 = Eurodollar
                                        Reserve Percentage

     where:

     "Eurodollar Rate" means, with respect to any Yield Period and any Asset Tranche, the rate per annum at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrator two Eurodollar Business Days prior to the beginning of such period by prime banks in the interbank eurodollar market at or about 11:00 a.m., New York City time, for delivery on the first day of such Yield Period, for the number of days comprised therein and in an amount equal or comparable to the Purchaser's Tranche Investment of such Asset Tranche for such Yield Period.

     "Eurodollar Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are not required or authorized to close in New
     York City or Boston, Massachusetts.

     "Eurodollar Reserve Percentage" means, with respect to any Yield Period, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements applicable to "Eurocurrency
     Liabilities" pursuant to Regulation D.

     "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

     "Excess Concentration Amount" means, as of any date, the sum of the amounts by which the aggregate Unpaid Balance of Receivables of each Obligor exceeds the Obligor Concentration
Limit for such Obligor.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

          (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Chicago; or

          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Norwest from three federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

     "Fee Letter" has the meaning set forth in Section 4.01.

     "Final Payout Date" means the date following the Termination
Date on which Purchaser's Total Investment shall have been reduced to zero and all other amounts payable by Seller under the Transaction Documents shall have been paid in full.

     "Fiscal Month" means each period of four (in the case of the first and third Fiscal Months in each quarter) or five (in the case of the second Fiscal Month in each quarter) weeks, in each case ending on a Saturday, determined such that the last Fiscal Month of each year ends on the last Saturday of December. A schedule of Fiscal Months is attached hereto as Schedule I.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

     "IBM" has the meaning set forth in the Background.

     "Inacom" has the meaning set forth in the preamble.

     "Indemnified Amounts" has the meaning set forth in Section
13.01.

     "Indemnified Party" has the meaning set forth in Section
13.01.

     "Information Package" for any Fiscal Month means the Receivables Report and the Settlement Report related to such Fiscal Month, collectively.

     "Lien" means any security interest, lien, encumbrance, pledge, assignment, title retention, claim or similar right or interest.

     "Liquidation Cost Reserve" means, on any day during a Settlement Period, an amount equal to the product of

          (a) the sum of (i) 1% over the Alternate Base Rate in effect on such day, plus (ii) the percentage as may be in effect for the purposes of calculating the Program Fee applicable to the Purchaser's Total Investment, plus (iii) 1.00% (or, if greater, such other percentage as may be in effect for purposes of clause (b)(x) of the definition of "Servicer's Fee"); times

          (b)  the Purchaser's Total Investment on such day;
     divided by

          (c)  six (6).

     "Liquidation Event" has the meaning set forth in Section
10.01.

     "Liquidation Fee" means, for each Asset Tranche (or portion thereof) for each day in any Yield Period or Settlement Period (computed without regard to clause (iii) of the proviso of the definition of "Yield Period"), the amount, if any, by which:

          (a) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the Purchaser's Tranche Investment with respect to such Asset Tranche during such Yield Period or Settlement Period (as so computed) if such reductions had not been made, exceeds

          (b) the income, if any, received by Purchaser from investing the proceeds of such reductions of the Purchaser's
     Tranche Investment.

     "Liquidation Period" means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in Section 5.02 are not satisfied (or expressly waived by Purchaser) and the Administrator shall have notified Seller, Servicer and the Relationship Bank in writing that the Liquidation Period has commenced, and ending on the Final Payout Date.

     "Liquidity Agent" means Norwest, as agent for the Liquidity
Banks under the Liquidity Agreement, or any successor to Norwest in such capacity.

     "Liquidity Agreement" means and includes (a) the Liquidity Asset Purchase Agreement dated as of the date hereof among Purchaser, as borrower, State Street Capital, as Program Administrator, Norwest, as Liquidity Agent, and Norwest and/or one or more other banks or other financial institutions, as lenders, and (b) any other agreement hereafter entered into by Purchaser providing for the making of loans, purchase of assets or other extensions of credit to Purchaser secured by a direct or indirect security interest in the Asset Interest (or any portion thereof), to support all or part of Purchaser's payment obligations under the Commercial Paper Notes or to provide an alternate means of funding Purchaser's investments in accounts receivable or other financial assets, and under which the amount available from such extensions of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such accounts receivable or other financial assets or any portion thereof or the level of deal-specific credit enhancement available with respect thereto, as such Liquidity Agreement or other agreement may be amended, supplemented or otherwise modified from time to time.

     "Liquidity Bank" means any one of, and "Liquidity Banks" means all of, the commercial lending institutions that are at any time parties to the Liquidity Agreement as Liquidity Providers thereunder.

     "Liquidity Fee" has the meaning set forth in the Fee Letter.

     "Liquidity Funding" means a purchase made by the Liquidity
Bank (or simultaneous purchases made by the Liquidity Banks) pursuant to the Liquidity Agreement.

     "Lock-Box Agreement" means a letter agreement, in substantially the form of Exhibit 5.01(f), among Servicer, Purchaser, the Administrator, Seller and any Lock-Box Bank.

     "Lock-Box Account" means any bank account into which Collections are deposited or transferred.

     "Lock-Box Bank" means any of the banks holding one or more lock-boxes or Lock-Box Accounts receiving Collections from Pool
Receivables.

     "Lock-Box Notice" means a letter, in substantially the form of Exhibit 5.01(f)-2, addressed to a Lock-Box Bank and executed by an Originator.

     "Loss Reserve" means, on any day during a Settlement Period, an amount equal to the product of 10% times the Net Pool Balance on such day.

     "Material Adverse Effect" with respect to any event or circumstance, means a material adverse effect on:

          (i)  the financial condition of any Seller Party;

          (ii) the ability of any Seller Party to perform its obligations under this Agreement or any other Transaction
     Document;

          (iii) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of the Receivables or the related Contracts; or

          (iv) the status, existence, perfection, priority or enforceability of Purchaser's interest in the Pool
     Receivables.

     "Material Subsidiary" means each Subsidiary of Inacom that has assets with a value in excess of 10% of Inacom's Tangible Net
Worth.

     "Net Pool Balance" means, at any time, an amount equal to
(i) the aggregate Unpaid Balance of all Eligible Receivables in the Receivables Pool at such time, minus (ii) the Excess
Concentration Amount at such time.

     "Net Profit After Tax" means all Revenue, plus all other income, minus all costs, including applicable taxes.

     "Norwest" has the meaning set forth in the preamble.

     "91-120 Delinquency Ratio" means the ratio (expressed as a percentage) computed as of each Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 90, but less than 121, days from the original due date for such payment by (y) the aggregate Unpaid Balance of Pool Receivables on such Cut-Off Date.

     "Non-Competes" means the amount Inacom has to pay another
Person for that Person's agreement to not compete with Inacom.

     "Obligor" means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

     "Obligor Concentration Limit" means, at any time, in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated Obligors (if any):

          (a) in the case of any Special Obligor 10% of the aggregate Unpaid Balance of Eligible Receivables at such time; and

          (b) in the case of any Obligor other than an Obligor described in clause (a) above, an amount equal to 2% of the aggregate Unpaid Balance of Eligible Receivables at such time.

     "Original Purchase Agreement" has the meaning set forth in the Background.

     "Original Purchase and Sale Agreement" has the meaning set forth in the Sale Agreement.

     "Originator" means each of Inacom, Inacom Business Centers,
Inc. and Inacom Communications, Inc.

     "Originator Material Adverse Effect" is defined in
Exhibit IV to the Sale Agreement.

     "Originator Note" has the meaning set forth in the Sale
Agreement.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

     "Pool Receivable" means a Receivable in the Receivables
Pool.

     "Program Fee" has the meaning set forth in the Fee Letter.

     "Program Information" has the meaning set forth in Section
14.08(a)(i).

     "Purchase" has the meaning set forth in Section 1.01.

     "Purchase and Sale Termination Date" has the meaning set forth in Section 1.02(c) of the Sale Agreement.

     "Purchase Limit" has the meaning set forth in Section 1.01.

     "Purchase Termination Date" means that day on which a Liquidation Event has occurred and is continuing, and

          (a)  the Administrator declares a Purchase Termination
     Date in a notice to Seller in accordance with Section
     10.02(a); or

          (b) in accordance with Section 10.02(b), becomes the Purchase Termination Date automatically.

     "Purchaser" has the meaning set forth in the preamble.

     "Purchaser's Total Investment" means at any time with respect to the Asset Interest an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Section 1.01, less (b) the aggregate amount of Collections theretofore received and actually distributed to Purchaser on account of such Purchaser's Total Investment pursuant to Section 1.03.

     "Purchaser's Tranche Investment" means in relation to any Asset Tranche the amount of the Purchaser's Total Investment allocated by the Administrator to that Asset Tranche pursuant to
Section 2.01, provided, that at all times the aggregate amounts allocated to all Asset Tranches shall equal the Purchaser's Total Investment.

     "Qualifying Liquidity Bank" means a Liquidity Bank with a rating of its short-term securities equal to or higher than
(i) A-1 by Standard & Poor's Ratings Group and (ii) P-1 by
Moody's Investors Service, Inc.

     "Receivable" means (i) any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of computer or technology information merchandise or provision of services by an Originator, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto, provided that the term "Receivable" shall not include any such right to payment from the United States government, or an agency or department thereof, so long as the payments related thereto are not commingled with Collections in the Lock-Box Accounts and (ii) any Dealer Financed Receivable.

     "Receivables Outstanding Ratio" at any time during a Fiscal Month means the product of (i) the aggregate Unpaid Balance of all Pool Receivables as of the Cut-Off Date for the preceding Fiscal Month divided by the aggregate amount of products and services sold by the Originators during the Fiscal Month ending on such Cut-Off Date, multiplied by (ii) thirty (30).

     "Receivables Pool" means at any time all then outstanding
Receivables which have been sold or contributed as capital by an Originator to Seller.

     "Receivables Report" has the meaning set forth in Section
3.01(a).

     "Regulation D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.

     "Regulatory Change" means, relative to any Affected Party

          (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any

               (i) United States federal or state law or foreign law applicable to such Affected Party;

               (ii)  regulation, interpretation, directive,
          requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

              (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

          (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

     "Reinvestment" has the meaning set forth in Section
1.03(a)(iii).

     "Related Assets" means (a) all rights to, but not any obligations under, all related Contracts and Related Security with respect to any Pool Receivables, (b) all rights and interests of Seller under the Sale Agreement in relation to any Pool Receivables, (c) all books and records evidencing or otherwise relating to any Pool Receivables, and (d) all Collections in respect of, and other proceeds of, any Pool Receivables or any other Related Assets.

     "Related Security" means, with respect to any Pool Receivable, all of Seller's or any Originator's right, title and interest in and to: (a) all Contracts that relate to such Pool Receivable; (b) all merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (d) all UCC financing statements covering any collateral securing payment of such Pool Receivable (but only to the extent of the interest of Purchaser in the respective Pool Receivable); (e) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (f) all insurance policies, and all claims thereunder, related to such Pool Receivable. The interest of Purchaser in any Related Security is only to the extent of Purchaser's undivided percentage interest, as more fully described in the definition of Asset Interest.

     "Relationship Bank" has the meaning set forth in the preamble.

     "Reporting Date" means the third Business Day following each Cut-Off Date.

     "Revenue" means the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which such customers have paid or are obligated to pay, plus other income as allowed.

     "Sale Agreement" means the Amended and Restated Purchase and Sale Agreement dated as of August 21, 1995 among the Servicer, the Originators and Seller, as initial purchaser (and the Original Purchase and Sale Agreement for as long as it was in effect), as it may be further amended, supplemented or otherwise modified in accordance with Section 7.03(f).

     "SEC" means the Securities and Exchange Commission.

     "Secured Parties" means Purchaser, the Administrator, the
Relationship Bank, the Indemnified Parties and the Affected
Parties.

     "Security Agreement" means the Security Agreement dated as of September 24, 1992 between Purchaser, as grantor, and the Collateral Agent, as secured party, as the same may be amended, supplemented or otherwise modified from time to time.

     "Seller" has the meaning set forth in the preamble.

     "Seller Information" has the meaning set forth in Section
14.07(a).

     "Seller Information Provider" has the meaning set forth in
Section 14.07(a).

     "Seller Party" and "Seller Parties" have the meanings set forth in the preamble.

     "Servicer" has the meaning set forth in the preamble.

     "Servicer Transfer Event" has the meaning set forth in
Section 8.01(b).

     "Servicer's Fee" accrued for any day in a Settlement Period means

          (a) an amount equal to (x) 1.0% per annum, times (y) the amount of the Purchaser's Total Investment at the close of business on the first day of such Settlement Period, times (z) 1/360; or

          (b) on and after Servicer's reasonable request made at any time when Inacom shall no longer be Servicer, an alternative amount specified by Servicer not exceeding (x) 110% of Servicer's costs and expenses of performing its obligations under the Agreement during the Settlement Period when such day occurs, divided by (y) the number of days in such Settlement Period.

     "Settlement Date" means the tenth Business Day following each Cut-Off Date.

     "Settlement Period" means

          (a) the period from the date of the initial Purchase to the last day of the Fiscal Month in which such date occurs; and

          (b) thereafter, each period from the last day of the next preceding Settlement Period to the last day of the next following Fiscal Month;

provided, however, that the last Settlement Period shall end on the Final Payout Date.

     "Settlement Report" has the meaning set forth in Section
3.01(a).

     "61-90 Delinquency Ratio" means the ratio (expressed as a percentage) computed as of each Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 60, but less than 91, days from the original due date for such payment by
(y) the aggregate Unpaid Balance of Pool Receivables on such Cut-
Off Date.

     "Special Obligor" means each Obligor whose short term unsecured debt is rated at least P-1 by Moody's Investors
Service, Inc. and A-1 by Standard & Poor's Ratings Group.

     "State Street Bank" means State Street Bank and Trust
Company, a bank organized under the laws of the Commonwealth of Massachusetts.

     "State Street Capital" has the meaning set forth in the preamble.

     "Subordinated Debt" means Inacom's indebtedness to officers or owners as evidenced by an executed notes payable subordination agreement in favor of IBM.

     "Subscription Agreement" is defined in Exhibit I of the Sale
Agreement.

     "Subsidiary" of any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

     "Successor Notice" has the meaning set forth in Section
8.01(b).

     "Tangible Net Worth" means stockholders' equity, minus goodwill and Non-Competes.

     "Termination Date" means the earliest of

          (a) the date of termination (whether by scheduled expiration, termination on default or otherwise) of either the Liquidity Banks' commitments under the Liquidity Agreement or the Credit Bank's commitment under the Credit Agreement (unless such commitments are renewed, extended or replaced on or before such date);

          (b)  the Purchase Termination Date;

          (c) the date designated by Seller as the "Termination Date" on not less than five (5) Business Days' notice to the Administrator and the Relationship Bank, provided that on such date the Purchaser's Total Investment has been reduced to zero, all accrued Earned Discount and fees have been paid in full and all other amounts due to Purchaser, the Administrator and the Relationship Bank have been paid in full;

          (d)  August 20, 1998; and

          (e) the date on which any of the following shall occur:

               (i) Failure to obtain a Liquidity Agreement in substitution for the then existing Liquidity Agreement on or before 30 days prior to the expiration of the commitments of the Liquidity Banks thereunder; or

               (ii)  A Downgrading Event with respect to a
          Liquidity Bank shall have occurred and been continuing for not less than 45 days, (ii) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to Purchaser and the Administrator, and (iii) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; or

               (iii)  Purchaser shall become an "investment
          company" within the meaning of the Investment Company
          Act of 1940, as amended.

     "31-60 Delinquency Ratio" means the ratio (expressed as a percentage) computed as of each Cut-Off Date by dividing (x) the aggregate Unpaid Balance of Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 30, but less than 61, days from the original due date for such payment by
(y) the aggregate Unpaid Balance of Pool Receivables on such Cut-
Off Date.

     "Total Assets" means, as of any date, all assets which, in accordance with GAAP, should be classified as assets on a consolidated balance sheet of Inacom and its consolidated
Subsidiaries.

     "Total Liabilities" means, as of any date, all obligations which, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of Inacom and its consolidated Subsidiaries, minus Subordinated Debt resulting from past or current transactions that require settlement in the future.

     "Transaction Documents" means this Agreement, the Lock-Box
Agreements, the Lock-Box Notices, the Sale Agreement, the Fee
Letter and the other documents to be executed and delivered in connection herewith.

     "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

     "Unmatured Liquidation Event" means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

     "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges, extension or collection fees, all discounts charged by the Obligor of Dealer Financed Receivables and all amounts that are recourse to an Originator in the case of Dealer Financed Receivables.

     "Yield Period" with respect to any Asset Tranche funded by a Liquidity Funding or a Credit Draw means

          (a) the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Funding or a Credit Draw or the creation of such Asset Tranche pursuant to Section 2.01 (whichever is latest) and ending such number of days thereafter as the Administrator shall select; and

          (b) each period commencing on the last day of the immediately preceding Yield Period for the related Asset
     Tranche and ending such number of days thereafter as the Administrator shall select;

provided, however, that

               (i) any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless the related Asset Tranche shall be accruing Earned Discount at a rate determined by reference to Eurodollar Rate (Reserve Adjusted), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day);

               (ii) in the case of Yield Periods of one day for any Asset Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

               (iii) in the case of any Yield Period for any Asset Tranche which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Asset Tranche shall be of such duration as shall be selected by the Administrator.

     B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

     C. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".